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                          AGREEMENT AND PLAN OF MERGER

                                      among

                              GROVE PROPERTY TRUST

                              GROVE OPERATING, L.P.

                                       and

                        ERP OPERATING LIMITED PARTNERSHIP

                            Dated as of July 17, 2000



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



                                TABLE OF CONTENTS
                                -----------------

Article                                                                     Page
-------                                                                     ----

THE MERGER.....................................................................2
     1.1   The Partnership Merger..............................................2
     1.2   The Company Merger..................................................2
     1.3   Closing.............................................................2
     1.4   Effective Times.....................................................2
     1.5   Effect of Company Merger on Operating Agreement of New LLC3.........3
     1.6   Effect of Partnership Merger on Agreement of Limited
             Partnership.......................................................3
     1.7   Effect of Partnership Merger on Grove LP Units......................3
     1.8   Effect of Company Merger on Shares..................................4
     1.9   Receipt of Consideration............................................5
     1.10  Transfer Books......................................................7
     1.11  No Further Ownership Rights in Shares...............................7
     1.12  Adjustment to Merger Consideration..................................8

REPRESENTATIONS AND WARRANTIES OF GROVE AND GROVE OP...........................8
     2.1   Organization, Standing and Power of Grove...........................8
     2.2   Grove Subsidiaries..................................................9
     2.3   Capital Structure..................................................11
     2.4   Other Interests and Sale Obligations...............................12
     2.5   Authority; Noncontravention; Consents..............................12
     2.6   SEC Documents; Financial Statements; Undisclosed Liabilities.......14
     2.7   Absence of Certain Changes or Events...............................15
     2.8   Litigation.........................................................15
     2.9   Properties.........................................................16
     2.10  Environmental Matters..............................................19
     2.11  Consultants and Related Party Transactions.........................20
     2.12  Employee Benefits..................................................21
     2.13  Employee Matters...................................................23
     2.14  Taxes..............................................................23
     2.15  No Payments to Employees, Officers, Trustees or Directors..........24
     2.16  Brokers; Schedule of Fees and Expenses.............................25
     2.17  Compliance with Laws...............................................25
     2.18  Contracts; Debt Instruments........................................25
     2.19  Opinion of Financial Advisor.......................................28
     2.20  State Takeover Statutes............................................28
     2.21  Registration Statement.............................................28
     2.22  Development Properties.............................................28
     2.23  Investment Company Act of 1940.....................................28
     2.24  Trademarks, Patents and Copyrights.................................28
     2.25  Insurance..........................................................29
     2.26  Definition of Knowledge of Grove...................................29
     2.27  Vote Required......................................................29


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


     2.28  Secured Credit Facility............................................29
     2.29  Assumption of Secured Debt.........................................29
     2.30  Certain Fees.......................................................29

REPRESENTATIONS AND WARRANTIES OF ERP.........................................30
     3.1   Organization, Standing and Power of ERP............................30
     3.2   Capital Structure of ERP...........................................30
     3.3   Authority; Noncontravention; Consents..............................30
     3.4   SEC Documents; Financial Statements; Undisclosed Liabilities.......31
     3.5   Absence of Certain Changes or Events...............................32
     3.6   Litigation.........................................................32
     3.7   Properties.........................................................33
     3.8   Environmental Matters..............................................33
     3.9   Taxes..............................................................34
     3.10  Brokers............................................................34
     3.11  Compliance with Laws...............................................34
     3.12  Contracts; Debt Instruments........................................35
     3.13  State Takeover Statutes............................................35
     3.14  Registration Statement.............................................35
     3.15  Investment Company Act of 1940.....................................35
     3.16  Definition of Knowledge of ERP.....................................35
     3.17  Vote Required......................................................35
     3.18  Employee Policies..................................................35
     3.19  Financing..........................................................35
     3.20  Validity of Securities Issued......................................36

COVENANTS.....................................................................36
     4.1   Acquisition Proposals..............................................36
     4.2   Conduct of Grove's Business Pending Merger.........................37
     4.3   Conduct of ERP's Business Pending Merger...........................40
     4.4   Other Actions......................................................41
     4.5   Compliance with the Securities Act.................................41

ADDITIONAL COVENANTS..........................................................42
     5.1   Preparation of the Registration Statement and the Proxy
             Statement; Grove Shareholders Meeting and Grove OP Partners
             Meeting..........................................................42
     5.2   Access to Information: Confidentiality.............................43
     5.3   Best Efforts; Notification.........................................44
     5.4    Costs of Transaction..............................................44
     5.5   Public Announcements...............................................44
     5.6   Taxes..............................................................45
     5.7   Benefit Plans and Other Employee Arrangements......................45
     5.8   Indemnification....................................................46
     5.9   Declaration of Dividends and Distributions.........................47
     5.10  Notices............................................................48
     5.11  Resignations.......................................................48
     5.12  Third Party Management Agreements and Outside
             Management Agreements............................................48


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     5.13  Modification of Rosenthal Transaction..............................49
     5.14  Retail Sale Agreement..............................................49
     5.15. Election to Undertake Deficit Restoration Obligation
             Under ERP Agreement..............................................49
     5.16  Transfer of Grove LP Units.........................................49
     5.17  Transfer of Grove Corp. Shares.....................................49

CONDITIONS....................................................................50
     6.1   Conditions to Each Party's Obligation to Effect the Mergers........50
     6.2   Conditions to Obligations of ERP...................................50
     6.3   Conditions to Obligations of Grove.................................52

TERMINATION, AMENDMENT AND WAIVER.............................................53
     7.1   Termination........................................................53
     7.2   Certain Fees and Expenses..........................................54
     7.3   Effect of Termination..............................................56
     7.4   Amendment..........................................................56
     7.5   Extension; Waiver..................................................56

GENERAL PROVISIONS............................................................57
     8.1   Nonsurvival of Representations and Warranties......................57
     8.2   Notices............................................................57
     8.3   Interpretation.....................................................58
     8.4   Counterparts.......................................................58
     8.5   Entire Agreement; No Third-Party Beneficiaries.....................58
     8.6   Governing Law......................................................58
     8.7   Assignment.........................................................58
     8.8   Enforcement........................................................58
     8.9   Severability.......................................................59
     8.10  Non-Recourse to Trustees and Officers..............................59




                                    EXHIBITS

Exhibit "A"       -        Agreement of Merger
Exhibit "B"       -        Company Articles of Merger
Exhibit "C"       -        Opinion of Maryland Counsel
Exhibit "D"       -        Opinion of Cummings & Lockwood
Exhibit "E"       -        Opinion of Piper Marbury Rudnick & Wolfe



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


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of July 17, 2000 by and among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("ERP"), GROVE PROPERTY TRUST, a Maryland real estate investment trust ("Grove"), and GROVE OPERATING, L.P., a Delaware limited partnership ("Grove OP").

                                R E C I T A L S:
                                ----------------

     WHEREAS, the General Partner of ERP and the Board of Trust Managers of Grove (the "Grove Board"), the sole general partner of Grove OP, have each approved the acquisition of the business and assets of Grove by ERP, with such acquisition being effected by the transactions described herein, including, without limitation, the Partnership Merger and Company Merger (each as defined below and collectively referred to as the "Mergers");

     WHEREAS, ERP shall form a single member Delaware limited liability company ("New LLC"), which in turn shall form a second single member Delaware limited liability company ("New LLC2");

     WHEREAS, the General Partner of ERP and the Grove Board have approved (i) the merger of New LLC2 with and into Grove OP (the "Partnership Merger") and
(ii) immediately following the Partnership Merger, the merger (the "Company Merger") of Grove with and into a single member Maryland limited liability company to be formed by ERP ("New LLC3"), all upon the terms and subject to the conditions set forth herein;

     WHEREAS, Grove has received a fairness opinion relating to the Mergers, as more fully described herein;

     WHEREAS, the Grove Board has: (i) determined that the consideration to be paid for each outstanding unit of limited partnership interest in Grove OP (each an "Grove LP Unit") in the Partnership Merger is fair to and in the best interests of the limited partners of Grove OP (the "Limited Partners"); (ii) determined that the consideration to be paid for each issued and outstanding share of beneficial interest, $.01 par value per share, of Grove (each a "Share" or "Grove Common Share") in the Company Merger is fair to and in the best interests of the shareholders of Grove; and (iii) approved this Agreement and the transactions contemplated hereby, declared their advisability and resolved to recommend approval and adoption of this Agreement by the shareholders of Grove and Limited Partners; and

     WHEREAS, ERP, Grove and Grove OP desire to make certain representations, warranties and agreements in connection with the Mergers.

     NOW,  THEREFORE,   in  consideration  of  the  premises,   and  the  mutual
representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                    ---------

                                   THE MERGERS
                                   -----------

     1.1 THE PARTNERSHIP MERGER. Prior to the Partnership Merger Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, an Agreement of Merger in substantially the form attached hereto as Exhibit "A" (the "Agreement of Merger") shall be executed and delivered by Grove OP and New LLC2. Pursuant to the terms of the Agreement of Merger, upon the terms and subject to the conditions of this Agreement, and in accordance with
Section 18-209 of the Delaware Limited Liability Company Act (the "LLC Act") and
Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), New LLC2 shall be merged with and into Grove OP, with Grove OP as the surviving entity (the "Surviving Partnership").

     1.2 THE COMPANY MERGER. Upon the terms and subject to the conditions of this Agreement, immediately following the effectiveness of the Partnership Merger, and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8") and Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 4A"), Grove shall be merged with and into New LLC3, with New LLC3 as the surviving entity (the "Surviving Company").

     1.3 CLOSING. The closing of the Mergers ("Closing") will take place at 8:00 a.m. local time on the date to be specified by the parties, which (subject to satisfaction or waiver of the other conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Piper Marbury Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties hereto.

     1.4 EFFECTIVE TIMES. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6 by the party entitled to the benefit of the same:

          (a) Grove OP shall execute and file a Certificate of Merger in substantially the form attached to the Agreement of Merger (the "Partnership Certificate of Merger"), executed in accordance with the LLC Act and DRULPA, with the Office of the Secretary of State of Delaware (the "Delaware Secretary"), and shall make all other filings and recordings required under the LLC Act and DRULPA. The Partnership Merger shall become effective (the "Partnership
               Merger Effective Time") upon filing of the Partnership Certificate of Merger. Unless otherwise agreed, the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date.

          (b) Immediately following the Partnership Merger Effective Time, New LLC3 and Grove shall execute and file Articles of Merger in substantially the form attached hereto as Exhibit "B" (the "Company Articles of Merger"), executed in accordance with Title 8 and Title 4A, with the State Department of Assessments and Taxation of Maryland (the "Maryland Department"), and shall make all other filings and recordings required under Title 8 and Title 4A. The Company Merger


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               shall become effective (the "Company Merger  Effective  Time") at such time as shall be specified in the Company Articles of Merger. Unless otherwise agreed, the parties shall cause the Company Merger Effective Time to occur on the Closing Date.

     1.5 EFFECT OF COMPANY MERGER ON OPERATING AGREEMENT OF NEW LLC3. The Operating Agreement of New LLC3 shall continue in full force and effect after the Company Merger Effective Time until amended in accordance with Delaware law.

     1.6 EFFECT OF PARTNERSHIP MERGER ON AGREEMENT OF LIMITED PARTNERSHIP. The Agreement of Limited Partnership of Grove OP, as amended (the "Grove OP Agreement"), shall continue in full force and effect after the Partnership
Merger Effective Time until further amended in accordance with applicable Delaware law.

     1.7 EFFECT OF PARTNERSHIP MERGER ON GROVE LP UNITS. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of ERP, Grove, Grove OP or the holders of any of the following securities:

          (a) CONVERSION OF GROVE LP UNITS. Each Grove LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (excluding any Grove LP Units to be canceled pursuant to Section 1.7(b)) shall be canceled and converted into the right to receive, subject to the terms and condition of this Agreement, at the election of the Limited Partner holding such Grove LP Unit made pursuant to Section 1.9(c), either (i) $17.00 per Grove LP Unit (the "Partnership Cash Merger Consideration") payable to the holder thereof in cash, without interest thereon, less any required withholding of taxes, or
(ii) 0.3696 units ("ERP Units") of limited partnership interest in ERP (the "Partnership Unit Merger Consideration" and, together with the Partnership Cash Merger Consideration, the "Partnership Merger Consideration"). If, from the date hereof until the Partnership Merger Effective Time, ERP (i) pays a dividend or makes a distribution on ERP Units in ERP Units, (ii) subdivides the outstanding ERP Units into a greater number of ERP Units or (iii) combines the outstanding ERP Units into a smaller number of ERP Units, the Partnership Unit Merger Consideration shall be adjusted to reflect the proportionate change in the number of outstanding ERP Units. It is the intention of the parties hereto that the payment of the Partnership Cash Merger Consideration shall be treated as a purchase by ERP of the Grove LP Units of each Limited Partner who elects to receive the Partnership Cash Merger Consideration pursuant to Proposed Treasury Regulation ss.1.708-1(c)(3).

          (b) CANCELLATION. Each Grove LP Unit held by Grove OP and each Grove LP Unit owned by ERP or any direct or indirect wholly-owned subsidiary of Grove or ERP immediately prior to the Partnership Merger Effective Time shall, by virtue of the Partnership Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c) CONVERSION OF INTERESTS IN NEW LLC2. At the Partnership Merger Effective Time, each interest in New LLC2 shall be automatically converted into one Grove LP Unit.


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


          (d) CONVERSION OF GENERAL PARTNER INTEREST. Each unit of general partnership interest in Grove OP shall be unaffected by the Partnership Merger.

          (e) FUTURE CONTINGENT VALUE DISTRIBUTIONS. The right of any person to receive Grove LP Units at any time in the future with respect to Contingent Earnout Rights, as defined and contemplated in that certain Agreement, dated as of April 22, 1998, as amended by that certain Amendment to Conveyance Agreement, dated as of August 31, 1998 (the "McNeil Conveyance Agreement"), involving the acquisition by Grove Corporation of certain properties owned by 22 limited partnerships affiliated with Alexander H. McNeil, shall convert into the right to receive that number of ERP Units calculated in accordance with and subject to all of the other terms and conditions contemplated in the McNeil Conveyance Agreement; provided, however, that any reference in such agreements to Grove Shares shall be deemed to refer to common shares ("EQR Common") of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), as traded on the New York Stock Exchange, Inc. (the "NYSE").

     1.8 EFFECT OF COMPANY MERGER ON SHARES. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of ERP, Grove, Grove OP or the holders of any of the following securities:

     (a) CONVERSION OF SHARES. Each Share issued and outstanding immediately prior to the Company Merger Effective Time (excluding any Shares to be canceled pursuant to Section 1.8(b)) shall be cancelled and converted into the right to receive, subject to the terms and conditions of this Agreement, $17.00 per Share (the "Company Merger Consideration") payable to the holder thereof in cash, without interest thereon, upon the surrender of the certificate formerly representing such Share, less any required withholding of taxes. The Company Merger Consideration shall be payable in cash without interest thereon in accordance with Section 1.9 as soon as practicable after the Deposit Date, as defined herein.

     (B) CANCELLATION. Each Share held in the treasury of Grove and each Share owned by ERP or any direct or indirect wholly-owned subsidiary of Grove, Grove OP or ERP immediately prior to the Company Merger Effective Time shall, by virtue of the Company Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (C) STOCK OPTIONS. Except as specifically set forth in Section 5.7(c), at the Company Merger Effective Time, each outstanding option (an "Grove Option") to purchase Shares granted under or pursuant to any employee stock option plan or agreement entered into by Grove with any employee of Grove or any subsidiary thereof or any other person listed on
          Schedule 2.3 of the Grove Disclosure Letter (as defined herein) or otherwise existing (the "Grove Stock Option Plans"), shall be cancelled and the holder thereof shall be entitled to receive in cash (the "Total Option Amount") an amount, if any, (less applicable withholding taxes) equal to the product of: (i) the number of Shares previously subject to such Grove Option, whether vested or unvested, multiplied by; (ii) the excess, if any, of the amount of


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


          the Company Merger Consideration over the exercise price per Share previously subject to such Grove Option, payable not later than the Trading Day immediately following the Company Merger Effective Time.

     1.9 RECEIPT OF CONSIDERATION.

          (a) PAYMENT AGENT. Prior to the Partnership Merger Effective Time, a bank or trust company reasonably acceptable to Grove shall be designated by ERP to act as agent in connection with the Mergers to receive the funds to which holders of Shares and Grove LP Units shall become entitled pursuant to Sections
1.7 and 1.8 (the "Paying Agent").

          (b) PROCEDURES FOR RECEIPT OF COMPANY MERGER CONSIDERATION. Promptly after the Company Merger Effective Time, the Surviving Company shall cause to be mailed to each holder of record, as of the Company Merger Effective Time, of a certificate or certificates (the "Certificates") that, prior to the Company Merger Effective Time, represented Shares, a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment of the Company Merger Consideration therefor. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of record of such Certificate the Company Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by ERP or Grove, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Company Merger Consideration. No interest shall be paid or accrue on the Company Merger Consideration.

          (c) PROCEDURES FOR RECEIPT OF PARTNERSHIP MERGER CONSIDERATION.

          (i) All elections by Limited Partners to receive the Partnership Cash Merger Consideration or Partnership Unit Merger Consideration shall be made on a form furnished by ERP for that purpose (a "Form of Election") and reasonably satisfactory to Grove. Each Limited Partner may only make an election to receive all Partnership Cash Merger Consideration or Partnership Unit Merger Consideration in exchange for all of its Grove LP Units.

          (ii) Together with the Prospectus (as defined herein), ERP or the Paying Agent shall mail a Form of Election to record holders of Grove LP Units as of the record date for the Grove OP Partners Meeting (as defined below) (the "Record Date"). Elections shall be made by Limited Partners by delivering the Form of Election to the Paying Agent, as indicated in the Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Paying Agent by 5:00 p.m. (New York City time) on the last Trading Day (as defined below) prior to the date of the Grove OP Partners Meeting or such other time and date as ERP and Grove may mutually agree (the "Election Deadline"). ERP will have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of ERP (or the Paying Agent) in such matters shall be conclusive and binding. Neither ERP nor the Paying Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the


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


Paying Agent. The Paying Agent shall also make all computations  contemplated by
Section 1.7 and this Section 1.9(c) and all such computations shall be conclusive and binding on the Limited Partners in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. For purposes hereof, if a Limited Partner (i) does not submit a Form of Election which is received by the Paying Agent prior to the Election Deadline (including a Limited Partner who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Paying Agent) or (ii) submits a Form of Election which is defective in any manner such that the Paying Agent cannot reasonably determine the election preference of the Limited Partner submitting such Form of Election, then such Limited Partner shall be deemed for all purposes of this Agreement to have validly elected to receive the Partnership Cash Merger Consideration with respect to the Grove LP Units held by such Limited Partner. Except as specifically provided in Section 5.13, any Persons (as defined herein) acquiring Grove LP Units after the Record Date shall be entitled to receive only that form of Partnership Merger
Consideration previously validly elected by the transferor of such Grove LP Units or, to the extent no such valid election was made by such transferor in accordance with this Section 1.9, the Partnership Cash Merger Consideration.

          (iii) Following the Partnership Merger Effective Time, a Limited Partner shall be entitled to receive the amount of Partnership Cash Merger Consideration or Partnership Unit Merger Consideration, as the case may be, as calculated in accordance with Section 1.7. The Paying Agent shall promptly pay to each Limited Partner any Partnership Cash Merger Consideration to which such Limited Partner is entitled pursuant to this Section 1.9. No interest shall be paid or accrue on the Partnership Cash Merger Consideration. With respect to any Partnership Unit Merger Consideration to which such Limited Partner is entitled pursuant to this Section 1.9, ERP shall promptly mail to such Limited Partner the documentation necessary to reflect such Limited Partner's ownership of that number of ERP Units calculated pursuant to this Section 1.9 including, without limitation, a signature page to the Fifth Amended and Restated Agreement of Limited Partnership of ERP dated as of August 1, 1998 (the "ERP Agreement") for execution by such Limited Partner, which execution shall be a condition to such Limited Partner's receipt of ERP Units. Notwithstanding any other provision hereof, no fractional ERP Units shall be issued in connection with the Partnership Merger. Instead, each Limited Partner having a fractional interest arising upon the conversion of such Limited Partner's Grove LP Units for Partnership Unit Merger Consideration shall be paid an amount in cash equal to the Closing Price (as hereinafter defined) multiplied by the fraction of an ERP Unit to which such Limited Partner would otherwise be entitled. For purposes of this Section 1.9, "Closing Price" shall mean the unweighted average closing price of a share of EQR Common (as reported in the NYSE Composite Tape) for the five (5) Trading Days immediately preceding the Partnership Merger Effective Time, and "Trading Day" shall mean any day on which EQR Common is traded on the NYSE and reported on its Composite Tape.

          (d) CONSIDERATION. Within three (3) Trading Days after the Partnership Merger Effective Time (the "Deposit Date"), ERP or the Surviving Company shall deposit, or cause to be deposited, in trust with the Paying Agent, (i) the amount of Company Merger Consideration to which holders of Shares shall be entitled at the Company Merger Effective Time pursuant to Section 1.8(a) hereof and (ii) the amount of Partnership Cash Merger Consideration to which holders of Grove LP Units shall be entitled at the Partnership Merger Effective Time pursuant to Section 1.7(a) hereof (the "Total Cash Consideration").

          (e) INVESTMENT OF TOTAL CASH CONSIDERATION. The Total Cash Consideration shall be invested by the Paying Agent, as directed by ERP, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. and Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $10,000,000,000 in assets; PROVIDED, HOWEVER, that the Total Cash Consideration shall be readily available to satisfy all obligations to pay the Company Merger Consideration and the Partnership Cash Merger Consideration in accordance with the terms of this Agreement.

          (f)  TERMINATION OF DUTIES.  Promptly  following the date which is one
(1) year after the  Company  Merger  Effective  Time,  ERP will cause the Paying
Agent to deliver to the Surviving Company all cash and documents in its possession relating to the funds deposited on the Deposit Date described in this Agreement, and the Paying Agent's duties relating thereto shall terminate.
Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to ERP and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Company Merger Consideration, as calculated in accordance with this Section 1.9.

          (g) NO LIABILITY. None of ERP, Grove or Grove OP shall be liable to any holder of Shares or Grove LP Units for any Company Merger Consideration or Partnership Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) WITHHOLDING RIGHTS. ERP or the Paying Agent shall be entitled to deduct and withhold from the Company Merger Consideration or Partnership Merger Consideration otherwise payable pursuant to or in connection with this Agreement, or any other payment or debt cancellation made pursuant to this Agreement, to any holder of Shares or Grove LP Units, such amounts as ERP or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ERP or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Grove LP Units, as the case may be, in respect of which such deduction and withholding was made by ERP or the Paying Agent.

     1.10 TRANSFER BOOKS. At the Company Merger Effective Time, the stock transfer books of Grove shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of Grove.

     1.11 NO FURTHER OWNERSHIP RIGHTS IN SHARES.

          (a) The Company Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Shares which were outstanding immediately prior to the Company Merger Effective Time. If, after the Company Merger

Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 1.

          (b) The Partnership Merger Consideration delivered upon the conversion of Grove LP Units in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Grove LP Units and there shall be no further registration of transfers on the records of the Surviving Partnership of Grove LP Units which were outstanding immediately prior to the Partnership Merger Effective Time.

     1.12  ADJUSTMENT TO MERGER  CONSIDERATION.  Notwithstanding  Section 1.7 or
Section 1.8, the Partnership Cash Merger Consideration, Partnership Unit Merger Consideration and Company Merger Consideration shall be subject to reduction as a result of any Closing Agreement Costs (as defined in Section 6.2) as follows:

          (a) The Partnership Cash Merger Consideration and the Company Merger Consideration shall each be reduced by an amount equal to the Closing Agreement Costs, if any, up to an aggregate of $3.5 million, divided by the aggregate number of Grove LP Units and Grove Shares cancelled and converted in the Mergers in exchange for the Partnership Merger Consideration or Company Merger Consideration, as the case may be (the "Reduction Amount"); provided, however, that the Partnership Cash Merger Consideration and the Company Merger Consideration, when adjusted pursuant to this Section 1.12(a), shall be adjusted to the nearest full cent, with any fractional cent equal to .5 being rounded to the next highest full cent.

          (b) If the Partnership Cash Merger Consideration shall be adjusted pursuant to Section 1.12(a), the Partnership Unit Merger Consideration shall be equal that number of ERP Units determined by dividing (i) the Partnership Cash Merger Consideration, as adjusted pursuant to (a) above, by (ii) $46.00.

                                   ARTICLE 2
                                   ---------

              REPRESENTATIONS AND WARRANTIES OF GROVE AND GROVE OP
              ----------------------------------------------------

     Except as set forth in the letter of even date herewith signed by the Chief Financial Officer of Grove in his capacity as such and delivered to ERP prior to the execution hereof (the "Grove Disclosure Letter"), Grove and Grove OP represent and warrant to ERP as follows:

     2.1 ORGANIZATION, STANDING AND POWER OF GROVE AND GROVE OP.

          (a) Grove is a real estate investment trust duly organized and validly existing under the laws of Maryland and has the requisite trust power and authority to carry on its business as now being conducted. Grove is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Grove and the Grove Subsidiaries (as defined below) taken as a whole (a "Grove Material Adverse Effect"). Schedule 2.1 to the Grove Disclosure Letter sets forth each jurisdiction in which Grove is qualified or licensed to do business, as well as all assumed names under which Grove conducts business in such jurisdictions. Grove has previously delivered to ERP complete and correct copies of its Third Amended and Restated Declaration of Trust (the "Grove Declaration") and Bylaws and the Agreement of Limited Partnership of Grove OP (the "Grove OP Agreement"), in each case, as amended or supplemented to the date of this Agreement.

          (b) Grove OP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the requisite partnership power and authority to carry on its business as now being conducted. Grove OP is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Grove Material Adverse Effect. Schedule 2.1 to the Grove Disclosure Letter sets forth each jurisdiction in which Grove OP is qualified or licensed to do business, as well as all assumed names under which Grove OP conducts business in such jurisdictions.

     2.2  GROVE  SUBSIDIARIES.   Except  as  otherwise  provided  in  the  Grove
Disclosure Letter:

          (a) Schedule 2.2 to the Grove Disclosure Letter sets forth:

          (i) each Subsidiary of Grove;

          (ii) the legal form of each Grove Subsidiary, including the state or country of formation;

          (iii) the identity and ownership interest of each owner of such Grove Subsidiary, including but not limited to the amount, class or series and terms of securities of such Grove Subsidiary owned by such owner;

          (iv) each apartment community and/or other real estate properties owned or under contract to be purchased by each Grove Subsidiary, and separately setting forth each apartment community currently under development, if any;

          (v) each jurisdiction in which each Grove Subsidiary is qualified or licensed to do business; and

          (vi) each assumed name under which each Grove Subsidiary conducts business in any jurisdiction.

As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another
Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity. Without limiting the foregoing, for all purposes of this Agreement, Grove OP shall be considered a Subsidiary of Grove.

          (b) All the outstanding shares of capital stock of each Grove Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Grove or by another Grove Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and all equity interests in each Grove Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Grove, by another Grove Subsidiary or by Grove and another Grove Subsidiary are owned free and clear of all Liens. Each Grove Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Grove Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Grove Subsidiary is duly qualified or licensed to do business and, with respect to each Grove Subsidiary that is a corporation, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Grove Material Adverse Effect. True and correct copies of the articles or certificate of incorporation, articles of organization, bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Grove Subsidiary, as amended to the date of this Agreement, have been previously delivered to ERP.

          (c) Grove Corporation, a Delaware corporation ("Grove Corp."), (i) has no material assets or liabilities, (ii) carries on no material operations and
(iii) is, and has been since its formation, wholly owned by certain executive officers of Grove. Schedule 2.2 to the Grove Disclosure Letter sets forth each Affiliate (as defined herein) of Grove or any Grove Subsidiary (excluding individuals, Grove Corporation and Grove Subsidiaries), the legal form and ownership structure of such Affiliate. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

          (d) The process by which Grove merged, converted or otherwise restructured certain Grove Subsidiaries in October 1999 and December 1999 which, prior to such dates, were not wholly-owned (directly or indirectly) by Grove, into single member limited liability companies wholly-owned (directly or indirectly) by Grove or Grove OP (the "Consolidation") conformed in all respects with all applicable laws and regulations. Prior to the date hereof, Grove has delivered to ERP true and correct copies of all documents pertaining to the Consolidation.

          (e) Schedule 2.2 to the Grove Disclosure Letter sets forth all of the assets and liabilities as of June 30, 2000 of the Grove Subsidiaries subject to the Retail Sale Agreement (as defined below).

     2.3 CAPITAL STRUCTURE.

          (a) As of the date hereof, the authorized shares of beneficial interest of Grove consist of (i) 34,000,000 Grove Common Shares, of which 8,301,604 were issued and outstanding (including any Grove Common Shares issued pursuant to Restricted Share Grants (as defined below) but excluding any Grove Common Shares owned by Grove OP); and (ii) 1,000,000 Preferred Shares, $0.01 par value per share (the "Grove Preferred Shares", and, collectively with the Grove Common Shares, the "Grove Shares"), none of which was issued or outstanding. As of the date hereof, (i) 111,032 Grove Common Shares were reserved for issuance but not issued under Grove's 1994 Share Option Plan (the "1994 Plan"); (ii) 1,308,860 Grove Common Shares were reserved for issuance but not issued under Grove's 1996 Share Incentive Plan (the "1996 Plan"); and (iii) 3,896,910 Grove Common shares have been reserved for issuance upon the exchange of Grove LP Units. On the date hereof, except as set forth in this Section 2.3 or Schedule
2.3 of the Grove Disclosure Letter, no Grove Shares or other voting securities of Grove were issued, reserved for issuance or outstanding.

          (b) Set forth in Schedule 2.3 of the Grove Disclosure Letter is a true and complete list as of the date hereof of the following: (i) each Grove Option granted and outstanding under the 1994 Plan, 1996 Plan or otherwise and a total thereof; and (ii) each grant of Grove Shares to employees or trust managers of Grove which are subject to any risk of forfeiture, and the plan pursuant to which such grants were made, if any, ("Restricted Share Grants") and a total thereof. The Restricted Share Grants are included in the number of outstanding Grove Shares set forth in Section 2.3(a). Grove has no obligation to issue any Grove Shares as a result of the transactions contemplated hereby ("Change in Control Share Grants"). For each Grove Option held by the executive officers of Grove, Schedule 2.3 of the Grove Disclosure Letter sets forth as of the date hereof, the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of Grove Shares subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, those options granting reload options, and the number of such shares subject to share appreciation rights. For each Grove Option held by employees of Grove or any of the Grove Subsidiaries who are not executive officers of Grove, Schedule 2.3 to the Grove Disclosure Letter sets forth as of the date hereof the name of the grantee, the date of the grant, the number of Grove Shares subject to such option, the exercise price per share and the vesting schedule. For each Restricted Share Grant, Schedule 2.3 of the Grove Disclosure Letter sets forth as of the date hereof the name of the grantee, the date of the grant, the number of Grove Shares granted and the vesting schedule. On the date of this Agreement, except as set forth in Section 2.3(a) or Schedule 2.3 of the Grove Disclosure Letter, no Grove Shares or other voting securities of Grove were issued, reserved for issuance, or outstanding.

          (c) All outstanding Grove Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Grove, or assets of any other entities, exchangeable into Grove Shares having the right to vote on any matters on which shareholders of Grove may vote.

          (d) As of the date hereof, 12,198,514 Partnership Units (as defined in the Grove OP Agreement) of Grove OP ("Grove OP Units") are duly and validly issued, of which 8,301,604 are held by Grove and 3,896,910 are held by Limited Partners. Schedule 2.3(d) to the

Grove Disclosure Letter sets forth the name of each Limited Partner and the number of Grove LP Units owned by each such Limited Partner in each case as of the date of this Agreement. The Grove OP Units are subject to no restrictions except as set forth in the Grove OP Agreement or in Schedule 2.3 to the Grove Disclosure Letter. Except as provided in the Grove OP Agreement or in Schedule
2.3 to the Grove Disclosure Letter, Grove OP has not issued or granted or is a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Grove OP, whether issued or unissued, or securities convertible or exchangeable into interests in Grove OP or Grove, except as contemplated by this Agreement.

          (e) Except as set forth in this Section 2.3 or in Schedule 2.3 of the Grove Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Grove or any Grove Subsidiary is a party or by which such entity is bound, obligating Grove or any Grove Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Grove or any Grove Subsidiary or obligating Grove or any Grove Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          (f) Except as set forth in Schedule 2.3 of the Grove Disclosure Letter, all dividends or distributions on Grove Shares and Grove LP Units which have been authorized or declared prior to the date of this Agreement have been paid in full.

     2.4 OTHER INTERESTS AND SALE  OBLIGATIONS.  Except as set forth in Schedule
2.2 or 2.4 of the Grove Disclosure Letter, neither Grove nor any Grove Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities) or has any right or obligation (whether current or contingent) to acquire such an interest. With respect to such interests, except as set forth in Schedule 2.2 or 2.4 to the Grove Disclosure Letter, Grove and each such Grove Subsidiary owns such interests which are owned by it free and clear of all liens, pledges, security interests, claims, options or other encumbrances. Neither Grove nor any of the Grove Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) set forth on the Grove Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Grove (as defined in Section 2.26), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts.

     2.5 AUTHORITY; NONCONTRAVENTION; CONSENTS.

          (a) Grove and Grove OP each have the requisite power and authority to enter into this Agreement and, subject (i) in Grove's case, to the affirmative vote of holders of at least two-thirds of the outstanding Grove Common Shares entitled to vote thereon to approve the Company Merger (the "Grove Shareholder Approvals") and (ii) in Grove OP's case, to the affirmative vote of holders of at least two-thirds of the outstanding Grove OP Units, including the Grove OP Units beneficially owned by Grove and the Grove Subsidiaries, to approve this Agreement and the transactions contemplated hereby (the "Grove Partner Approvals" and, together with the Grove Shareholder Approvals, the "Grove Approvals"), to consummate the transactions contemplated by this Agreement to which Grove or Grove OP is a party. The execution and delivery of this Agreement by Grove and Grove OP and the consummation by Grove and Grove OP of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Grove or any Grove Subsidiary, subject to the Grove Approvals. This Agreement has been duly executed and delivered by Grove and Grove OP and constitutes a valid and binding obligation of Grove and Grove OP, enforceable against Grove and Grove OP in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Except as set forth in Schedule 2.5 to the Grove Disclosure Letter, the execution and delivery of this Agreement by Grove and Grove OP do not, and, except as set forth in Schedule 2.5 or Schedule 2.30 to the Grove Disclosure Letter, the consummation of the transactions contemplated by this Agreement by Grove and Grove OP and compliance by Grove and Grove OP with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture, obligation to sell or convey (with or without a right to receive consideration therefor) or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Grove or any Grove Subsidiary under, (i) the Declaration of Trust or the Bylaws of Grove or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Grove Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, employment or consulting agreement, lease or other agreement, instrument, permit, concession, franchise or license to which Grove or any Grove Subsidiary is a party or their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Grove or any Grove Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) result in fees or other payments in excess of $250,000 or the conveyance or forfeiture of any asset (tangible or intangible) or right having a book value in excess of $250,000 or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.5 to the Grove Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Grove or any Grove Subsidiary in connection with the execution and delivery of this Agreement by Grove or the consummation by Grove of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the Grove Shareholder Approvals (as amended or supplemented from time to time, the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Company Articles of Merger by the Maryland Department, (iii) the acceptance for record of the

Partnership Certificate of Merger by the Delaware Secretary and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including, without limitation, any consents, approvals, orders, authorizations, registrations, declarations and filings required by the United States Department of Housing and Urban Development ("HUD"), the Massachusetts Housing Finance Authority ("MHFA") or similar agencies, (A) as are set forth in
Schedule 2.5 to the Grove Disclosure Letter, (B) as may be required under federal, state or local environmental laws, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Grove or any Grove Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Grove Material Adverse Effect.

          (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), Grove confirms that the conduct of its business does not require a filing under the Hart-Scott Act in connection with the Mergers.

     2.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

          (a) Except as indicated on Schedule 2.6 to the Grove Disclosure Letter, Grove has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 through the date hereof (the "Grove SEC Documents") on a timely basis. Schedule 2.6 of the Grove Disclosure Letter contains a complete list (without exhibits) of all Grove SEC Documents filed by Grove with the SEC since January 1, 1995 and on or prior to the date of this Agreement. All of the Grove SEC Documents (other than preliminary material), as of their respective filing dates, or as of the date of the last amendment thereof (if amended after filing), complied in all material respects with all applicable requirements of the Securities Act, and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Grove SEC Documents. None of the Grove SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Grove SEC Documents filed on a non-confidential basis prior to the date of this Agreement. The consolidated financial statements of Grove included in the Grove SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, in all material respects, the consolidated financial position of Grove and the consolidated Grove Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act). Schedule
2.6 of the Grove Disclosure Letter sets forth all Grove Subsidiaries which are not consolidated for accounting purposes as of the date hereof. Except for liabilities and obligations set forth in the Grove SEC Documents or in Schedule 2.6 to the Grove Disclosure Letter, neither Grove nor any of the Grove Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Grove or in the notes thereto and which, individually or in the aggregate, would have a Grove Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

          (b) Grove has at all times been in material compliance with the rules and regulations of the American Stock Exchange ("AMEX").

          (c) At no time has Grove OP or any other Grove Subsidiary been subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

     2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Grove SEC Documents or Schedule 2.7 to the Grove Disclosure Letter, since the date of the most recent audited financial statements included in the Grove SEC Documents (the "Grove Financial Statement Date") Grove and the Grove Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Grove and the Grove Subsidiaries taken as a whole (a "Grove Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Grove Material Adverse Change, (b) except (i) prior to the date hereof, regular quarterly dividends or distributions (in the case of Grove and Grove OP) not in excess of $0.18 per Grove Common Share and Grove OP Unit with customary record and payment dates and (ii) subsequent to the date hereof, in accordance with Section 5.9, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Grove Shares and Grove OP Units, (c) any split, combination or reclassification of any Grove Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Grove Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Grove Material Adverse Effect, (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Grove or any Grove Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Grove SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Grove and any officer or trust manager of Grove.

     2.8  LITIGATION.  Except as disclosed in the Grove SEC Documents,  Schedule
2.8 or Schedule 2.9 to the Grove Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Grove and the Grove Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Grove, threatened against or affecting Grove or any Grove Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Grove Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Grove or any Grove Subsidiary having, or which could reasonably be expected to have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Grove Disclosure Letter sets forth each and every claim involving a potential dollar cost to Grove in excess of $50,000 and each and every equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Grove, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (z) no claim is pending or has been made since January 1, 1995 under any trustees', directors' or officers' liability insurance policy maintained at any time by Grove or any of the Grove Subsidiaries. There is no suit, action or proceeding pending, or to the Knowledge of Grove, threatened, against Grove or any Grove Subsidiary which challenges, states a cause of action grounded in, or seeks damages in respect of, the transactions contemplated by this Agreement.

     2.9 PROPERTIES.

          (a) Schedule 2.9 to the Grove Disclosure Letter identifies all real property owned or leased by Grove and the Grove Subsidiaries and the Grove Subsidiary or Subsidiaries which owns or leases such real property (the "Grove Properties"). Except as provided in Schedule 2.9 of the Grove Disclosure Letter, Grove or the Grove Subsidiary set forth on Schedule 2.2 of the Grove Disclosure Letter owns fee simple title to their respective Grove Properties. All such properties are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title securing monetary obligations ("Encumbrances") (except as provided below). Except as set forth in Schedule 2.2, Schedule 2.18 or Schedule 2.9 of the Grove Disclosure Letter, no other Person has any ownership interest in any of the Grove Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Grove Properties subject thereto or affected thereby. The Grove Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Grove Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Grove Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to ERP), which Encumbrances and Property Restrictions disclosed in Schedule 2.9 to the Grove Disclosure Schedule or contained in the previously delivered title reports, in any event, do not materially interfere with the present use of, any of the Grove Properties subject thereto or affected thereby (provided that Grove specifically represents and warrants that any Encumbrances identified on any existing title report as securing any Indebtedness, other than the Indebtedness identified on Schedule
2.18 of the Grove Disclosure Letter, has been released of record since the date of the title report in question), (iv) real estate taxes and assessments which constitute a Lien but are not yet due and payable and (v) mechanics', carriers', workmen's, repairmen's liens, other Encumbrances and Property Restrictions (other than Encumbrances and Property Restrictions contained in any agreement of the type described in Section 2.9(j) and disclosed on Schedule 2.9 to the Grove Disclosure Letter), if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Grove Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Grove and the Grove Subsidiaries, taken as a whole. Except as disclosed in
Schedule 2.9 of the Grove Disclosure Letter, no portion of any of the Grove Properties is located in a flood zone area for which flood insurance is available under a federally sponsored insurance program except for that which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of such Grove Property subject thereto or affected thereby. Schedule 2.9 lists each of the Grove Properties which is under development as of the date of this Agreement.

          (b) Except as provided in Schedule 2.9 to the Grove Disclosure Letter, valid policies of title insurance (each a "Grove Title Insurance Policy") have been issued insuring Grove's or the applicable Grove Subsidiary's fee simple title to the Grove Properties, subject only to the matters disclosed above and on the Grove Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A true and correct copy of each Grove Title Insurance Policy has been previously delivered to ERP.

          (c) Except as provided in Schedule 2.9 to the Grove Disclosure Letter or in Grove's capital budget attached to the Grove Disclosure Letter (the "Grove Capital Budget"), Grove has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Grove Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Grove Properties or which is necessary to permit the lawful current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Grove Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Grove Properties issued by any governmental authority; (iii) of any material structural defects relating to any Grove Property which costs more than $75,000 to repair; (iv) of any Grove Property whose building systems are not in working order in any material respect and costs more than $75,000 to repair; (v) of any physical damage to any Grove Property in excess of $75,000 for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration underway to any Grove Property the cost of which exceeds $75,000; or
(vii) of items referred to in Section 2.9(c)(iii)-(vi) which aggregate for Grove and the Grove Subsidiaries more than $1,000,000.

          (d) Except as set forth in Schedule 2.9 to the Grove Disclosure Letter, neither Grove nor any of the Grove Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Grove Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Grove Properties in accordance with current practice or by the continued maintenance, operation or use of the parking areas.

          (e) Except as set forth in Schedule 2.9 to the Grove Disclosure Letter, all of the Grove Properties are managed by Grove or a wholly-owned Grove Subsidiary.

          (f) The rent roll for the Grove Properties as of April 30, 2000 has been previously delivered to ERP, and is complete and correct in all material respects as of the date thereof (the "Rent Roll"). The Rent Roll lists each lease with respect the Grove Properties, identifies the leased premises, names all tenants, indicates square footage or other indication of space leased, monthly rental, date to which paid, term of lease, date of occupancy and date of expiration.

          (g) Except as set forth in Schedule 2.9 to the Grove Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Grove Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, the failure would not have a Grove Material Adverse Effect, and Grove has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Grove Properties delivered to ERP prior to the date hereof.

          (h) Grove and each of the Grove Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Grove as of December 31, 1999, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on
Schedule 2.18 or Schedule 2.9 to the Grove Disclosure Letter or on the consolidated balance sheet of Grove as of December 31, 1999, and the notes thereto, and except for Liens for current taxes not yet due and payable, and Liens or encumbrances which are normal to the business of Grove and the Grove Subsidiaries and are not, in the aggregate, material in relation to the assets of Grove on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Grove.

          (i) Except as set forth in Schedule 2.9 to the Grove Disclosure Letter, no Grove Property is currently under development or subject to any agreement with respect to development, and neither Grove nor any Grove Subsidiary shall enter into any such agreements between the date hereof and the Company Merger Effective Time without the prior written approval of ERP.

          (j) Schedule 2.9 to the Grove Disclosure Letter sets forth each Grove Property subject to regulation by HUD, MHFA or similar agency, as well as any agreements entered into between Grove and any Grove Subsidiary and such agencies (including, without limitation, any so-called 121A excise tax agreements). Those certain closing binders delivered to ERP by Grove prior to the date hereof contain true and correct copies of all such agreements. Grove and the Grove Subsidiaries have at times been in compliance with all applicable rules and regulations of, and agreements with, HUD, MHFA or similar agencies.

     2.10 ENVIRONMENTAL MATTERS. Grove has delivered to ERP a true and complete copy of the environmental reports by third-party consulting firms listed on
Schedule 2.10 of the Grove Disclosure Letter (the "Grove Environmental Reports"). To Grove's Knowledge, the Grove Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or laboratory analysis made by or on behalf of Grove or any of the Grove Subsidiaries) with respect to the Grove Properties in the possession of Grove or any Grove Subsidiary. With respect to each Grove Property, except for any condition that individually or in the aggregate would not be reasonably expected to have a Grove Material Adverse Effect, (a) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Grove Property except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (b) no unlawful spills, releases, discharges or disposals of Hazardous Substances have occurred or are presently occurring on or from such Grove Property; (c) such Grove Property and the business conducted thereon are not in violation of Environmental Laws; and (d) Grove and the Grove Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability under any Environmental Law from any Person regarding such Grove Property or the business conducted thereon, provided, however, that with respect to any Grove Property covered by an Environmental Report, the representation contained in this Section 2.10 covers only that period following the date of such Environmental Report. For the purposes of this Section 2.10 only, "Grove Properties" shall be deemed to include all property formerly owned, operated or leased by Grove or the Grove Subsidiaries; solely, however, as to the period of time when such property was so owned, operated, or leased by Grove or the Grove Subsidiaries.

     "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, county, state, territorial or national, at any time in force or effect relating to:

          (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

          (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

          (c)  the regulation of storage tanks; or

          (d)  otherwise   relating  to   pollution   or  the   protection   the
               environment.

     "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, county, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including, but not limited to:

          (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
section 9601 et. seq.,  the Resource  Conservation  and Recovery  Act, 42 U.S.C.
section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et. seq., the Clean Water Act, 33 U.S.C. section 1251 et. seq., the Clean Air Act, 42 U.S.C. section 7401 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et. seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et. seq., and the Hazardous Materials Transportation Act, 49 U.S.C. section 1501 et. seq.;

          (b) petroleum and petroleum products including crude oil and any fractions thereof;

          (c) natural gas, synthetic gas, and any mixtures thereof; and

          (d)  radon,  radioactive  substances,   asbestos,  urea  formaldehyde,
polychlorinated biphenyls and electromagnetic field radiation.

     2.11 CONSULTANTS AND RELATED PARTY TRANSACTIONS.

          (a) Set forth in Schedule 2.11 to the Grove Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Grove or any of the Grove Subsidiaries under which continuing obligations exist with (i) any consultant (other than a consultant entitled to receive less than $15,000 from Grove or any Grove Subsidiary, provided, however, that if the total amount owed to consultants by Grove and the Grove Subsidiaries under arrangements, agreements and contracts not set forth in Schedule 2.11 to the Grove Disclosure Letter exceeds $100,000, all such agreements shall be set forth in Schedule 2.11), (ii) any person who is an officer, trust manager, trustee, director or Affiliate of Grove or any of the Grove Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (iii) any person who acquired
Grove Shares in a private placement within three years preceding the date hereof, except those of a type available to Grove employees generally. To the extent in writing, such documents, copies of all of which have previously been delivered or made available to ERP, are listed in Schedule 2.11 to the Grove Disclosure Letter.

          (b) On or prior to the date hereof, (i) a special independent committee of the Grove Board comprised of all the non-employee trust managers of Grove (the "Special Committee") has approved that certain agreement by and among Grove OP, Joseph LaBrosse, Damon Navarro, Brian Navarro and Edmund Navarro and certain affiliates thereof relating to the transfer by Grove OP of its equity interests in four retail properties and related assets and liabilities (the "Retail Sale Agreement") and the transactions contemplated therein, (ii) the Retail Sale Agreement has been duly authorized and executed by the parties thereto and is enforceable against the parties thereto in accordance with its terms and (iii) a copy of the Retail Sale Agreement, as executed and delivered and currently in effect, has been delivered to ERP. The Special Committee has been duly created and authorized in accordance with Maryland law and has received such advice, legal counsel and information deemed appropriate by the Special Committee to carry out its duties in accordance with Maryland and Delaware law. Schedule 2.11 to the Grove Disclosure Letter sets forth the compensation, if any, payable to each Grove non-employee trust manager for his service as a member of the Special Committee.

     2.12 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Grove or Grove Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12. With respect to the Employee Plans:

          (a)  Except as  disclosed  in the Grove SEC  Documents  or in Schedule
               2.12 to the Grove Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or Section 601 (ET SEQ.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

          (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax exempt under Section 501(a) of the Code and no event has occurred which would jeopardize the qualified status of any such Plan or the tax exempt status of any such trust under Section 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, Grove has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of Grove, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, except as disclosed on Schedule 2.12 to the Grove Disclosure Letter, the following are true with respect to each Employee
               Plan:

          (i) except for those not yet required to be filed or distributed, all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor), with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

          (ii) except for those not yet required to be filed or distributed, all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

          (iii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreement or insurance contract or arrangement or as otherwise required by ERISA or the Code;

          (iv) with respect to each such Employee Plan, to the extent applicable, Grove has delivered to ERP true and complete copies of (A) current plan documents, or any and all other documents that establish the existence of the current plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

          (c) With respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

          (d) Except as disclosed in Schedule 2.12A, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Employee Plan set forth on Schedule 2.12A, Grove represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

          (e) Except as set forth in Schedule 2.12 to the Grove Disclosure Letter, with respect to each Pension Plan maintained by any Controlled Group Member, such Plan provides the Plan Sponsor the authority to amend or terminate the Pension Plan at any time, subject to applicable requirements of ERISA and the Code.

          (f)  Except as  disclosed  on  Schedule  2.12 to the Grove  Disclosure
               Letter, Grove has no obligation to make payments to any individual to offset, in whole or in part, any federal or state income taxes, including taxes imposed pursuant to the provisions of Code Sections 280G or 4999, and the consummation of the transactions contemplated by this Agreement will not result in any excise tax withholding.

     2.13 EMPLOYEE MATTERS. Schedule 2.13 of the Grove Disclosure Letter lists the employee handbooks of Grove and each of the Grove Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to ERP. Except as set forth in Schedule 2.13 of the Grove Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of Grove and the Grove Subsidiaries. Neither Grove nor any of the Grove Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Grove or any of the Grove Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Grove's employees. To the Knowledge of Grove there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Grove or any of the Grove Subsidiaries.

     2.14 TAXES.

          (a) Each of Grove and the Grove Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Grove has paid on its behalf) all Taxes (as defined below) shown or reflected on such returns and reports as required to be paid by it and all such tax returns are correct in all material respects except (i) as set forth in Schedule 2.14 to the Grove Disclosure Letter, or (ii) real estate taxes that are being contested in good faith by appropriate proceedings, each as described in Schedule 2.14 to the Grove Disclosure Letter, and for which Grove or the applicable Grove Subsidiary shall have set aside on its books adequate reserves. Except with respect to any Taxes which might be imposed or assessed with respect to the matters set forth in Schedule 5.6(d) to the Grove Disclosure Letter, the most recent audited financial statements contained in the Grove SEC Documents reflect an adequate reserve for all material Taxes payable or accrued by Grove and the Grove Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Grove Financial Statement Date, Grove has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Grove nor any Grove Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or, to the Knowledge of Grove, except as set forth in Schedule 2.14 of the Grove Disclosure Letter, otherwise proposed, asserted or assessed against Grove or any of the Grove Subsidiaries. No waivers of the time to assess any such Taxes have been executed by Grove or any Grove Subsidiary and, to the Knowledge of Grove, no requests for such waivers are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

          (b) Grove (i) has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code commencing with the taxable year beginning January 1, 1994, and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT until the Company Merger Effective Time and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to Grove's Knowledge, threatened. Each Grove Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as either a partnership or ignored as a separate entity and not as a corporation or an association taxable as a corporation, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause Grove to violate Section 856(c)(4) of the Code. Each Grove Subsidiary which is a corporation or treated as an association taxable as a corporation has been since the date of its formation or January 1, 1994 (whichever is later) a qualified REIT subsidiary under Section 856(i) of the Code. All former Grove Subsidiaries, if such entities had remained Grove Subsidiaries, would comply with this Section 2.14.

     2.15 NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUST MANAGERS OR DIRECTORS.

          (a) Set forth in Schedule 2.15 of the Grove Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which may become payable, accelerated or vested as a result of the Company Merger or Partnership Merger ("Section 2.15 Payments") to or in each current or former employee, officer, trustee, trust manager or director of Grove or any Grove Subsidiary (each a "Section 2.15 Employee"). Except as described Schedule 2.15 to the Grove Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any current or former employee, officer, trust manager, trustee or director of Grove or any Grove Subsidiary. On or prior to the date hereof, each executive officer of Grove listed on Schedule 2.15 to the Grove Disclosure Letter (each a "Grove Executive") has executed an amendment to such Grove Executive's employment agreement or arrangement with Grove or any Grove Subsidiary in the applicable form attached to Schedule 2.15.

          (b) Schedule 2.15 to the Grove Disclosure Schedule sets forth (i) all payments (whether in cash, in equity securities of Grove or any Grove Subsidiary or otherwise) to be made to or for the account of employees of Grove or any Grove Subsidiary (except for wages paid in the normal course of business) which have been authorized and/or accrued but not paid and (ii) all compensation payments which have been made to any employees listed on Schedule 2.15 to the Grove Disclosure Letter from January 1, 2000 through July 7, 2000. As of the date of this Agreement, no compensation payments have been made to Grove employees since July 6, 2000.

          (c) Any Section 2.15 Payment or arrangement  or program  providing for
Section 2.15 Payments which were authorized, adopted, approved or ratified after June 12, 2000 have been authorized, adopted, approved or ratified by the Special Committee, other than the grants of certain Grove Options pursuant to and in accordance with the 1996 Plan, each of which is disclosed on Schedule 2.15 to the Grove Disclosure Letter.

     2.16  BROKERS;  SCHEDULE  OF FEES AND  EXPENSES.  Except  as  disclosed  in
Schedule 2.16 to the Grove Disclosure Letter, no broker, investment banker, financial advisor or other person, other than Houlihan Lokey Howard & Zukin, the fees and expenses of which have previously been disclosed to ERP, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or any pending acquisition or disposition by Grove or any Grove Subsidiary based upon arrangements made by or on behalf of Grove or any Grove Subsidiary. A true and correct copy of the engagement letter for Houlihan Lokey Howard & Zukin and each person referred to on Schedule 2.16 has been delivered to ERP prior to the date hereof.

     2.17 COMPLIANCE WITH LAWS. Except as disclosed in the Grove SEC Documents or in Schedule 2.6 or Schedule 2.17 to the Grove Disclosure Letter, neither Grove nor any of the Grove Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Grove Material Adverse Effect.

     2.18 CONTRACTS; DEBT INSTRUMENTS.

          (a) To the Knowledge of Grove, except as disclosed in the Grove SEC Documents or in Schedule 2.18 to the Grove Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names under or the geographic location in which Grove or any Grove Subsidiary may conduct its business. Neither Grove nor any Grove Subsidiary has received a written notice that Grove or any Grove Subsidiary is in violation of or in default under (nor to the Knowledge of Grove does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.18 to the Grove Disclosure Letter, nor to the Knowledge of Grove does such a violation or default exist, except as set forth in Schedule 2.18 to the Grove Disclosure Letter, or to the extent that such violation or default, individually or in the aggregate, would not have a Grove Material Adverse Effect.

          (b) Schedule 2.18 to the Grove Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness (as defined herein) of Grove or any Grove Subsidiary is outstanding or may be incurred (collectively, the "Debt Documents"), as well as, with respect to the
Indebtedness evidenced by each Debt Document, as of July 1, 2000, the outstanding principal balance, the maturity date, the applicable interest rate (including the method or formula for calculating any interest that is not a fixed percentage of the principal balance) and the amount of or the method or formula for calculating any Equity Participation (as defined herein). For purposes of this Section 2.18, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (v) obligations to pay any equity kicker or other participation in the operating cash flow, gross revenue or other income from the real property or other asset of Grove or any Grove Subsidiary or in the gross, net or excess sale, financing, refinancing or other capital proceeds from any such property or other asset (whether or not in connection with any other Indebtedness) (each an "Equity Participation") and (vi) guarantees of any such indebtedness of any other person. Grove hereby represents and warrants that each item of Indebtedness may be assumed by ERP without cost or penalty, except as set forth in Schedule 2.18 to the Grove Disclosure Letter, and without the consent of or requirement to obtain the approval or confirmation as to any matter from the holder of any such Indebtedness or any other person. For purposes of this Section 2.18, "assumed by ERP" shall mean that, immediately or after the giving of notice or the passage of time (or both), such Indebtedness will not, either automatically or upon the exercise of any right or option of the holder of such Indebtedness or any other person, be accelerated or become due and payable in whole or in part as a result of the consummation of the transactions contemplated by this Agreement (including, without limitation, the Mergers).

          (c) Schedule 2.18 to the Grove Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Grove or any Grove Subsidiary is a party or an obligor with respect thereto.

          (d)  Except as set  forth in  Schedule  2.18 to the  Grove  Disclosure
Letter, neither Grove nor any of the Grove Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Grove Properties.

          (e) Neither Grove nor any of the Grove Subsidiaries is a party to any agreement relating to the management of any of the Grove Properties by a party other than Grove or any wholly-owned Grove Subsidiary (a "Third Party"), except the agreements described in Schedule 2.18 to the Grove Disclosure Letter (the "Third Party Management Agreements"). A true and complete copy of each Third Party Management Agreement has previously been delivered to ERP.

          (f) None of Grove or any of the Grove Subsidiaries is a party to any agreement pursuant to which Grove or any Grove Subsidiary manages any real properties for any Third Party, except for the agreements described in Schedule
2.18 to the Grove Disclosure Letter (the "Outside Management Agreements"). A true and complete copy of each Outside Management Agreement, if any, has previously been delivered to ERP.

          (g) Schedule 2.18 of the Grove Disclosure Letter lists all agreements entered into by Grove or any of the Grove Subsidiaries relating to the development, construction, rehabilitation or renovation of, or additions or expansions to, any Grove Properties which are currently in effect and under which Grove or any of the Grove Subsidiaries currently has, or reasonably expects to incur, an obligation in excess of $125,000. True and correct copies of such agreements have previously been delivered to ERP.

          (h) Schedule 2.18 to the Grove Disclosure Letter lists all agreements entered into by Grove or any of the Grove Subsidiaries providing for the sale of, or option to sell, any Grove Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

          (i) Except as set forth in Schedule 2.18 to the Grove Disclosure Letter, neither Grove nor any Grove Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Grove or any Grove Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the Grove Properties, or (iii) to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by Grove.

          (j) Except as set forth in Schedule 2.18 to the Grove Disclosure Letter, neither Grove nor any Grove Subsidiary has entered into or is subject, directly or indirectly, to any Tax Protection Agreements. As used herein, a "Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Grove Partnership or any other Grove Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Grove or any Grove Subsidiary (including, without limitation, requiring Grove or any Grove Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that Grove or any Grove Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Grove Properties, or (iii) requires that Grove or any Grove Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Grove or any Grove Subsidiary. A true and correct copy of each Tax Protection Agreement has been previously delivered to ERP.

          (k) Except as set forth in Schedule 2.18 to the Grove Disclosure Letter, there are no material outstanding contractual obligations of Grove or any Grove Subsidiary to make any investment in the form of a loan, capital contribution or otherwise in any Grove Subsidiary or any other Person. True and correct copies of each such agreement has been delivered to ERP.

     2.19 OPINION OF FINANCIAL ADVISOR. Grove has received the opinion of Houlihan Lokey Howard & Zukin, dated July 14, 2000, satisfactory to Grove, and a signed copy of which has been provided to ERP, to the effect that (i) the consideration to be received by the holders of Grove Common Shares pursuant to the Company Merger and the Limited Partners pursuant to the Partnership Merger is fair, from a financial point of view, to such holders and Limited Partners, and (ii) the consideration to be received by Grove OP pursuant to the transactions contemplated by the Retail Sale Agreement is fair, from a financial point of view, to Grove OP.

     2.20 STATE TAKEOVER STATUTES. Grove has taken all action necessary to exempt the transactions contemplated by this Agreement between ERP and Grove and its Affiliates from the operation of Subtitles 6 and 7 of Title 3 of the Maryland General Corporation Law and any other "fair price," "moratorium," "control share acquisition" or any other takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (each a "Takeover Statute").

     2.21 REGISTRATION STATEMENT. The information relating to Grove and the Grove Subsidiaries included in the Proxy Statement and the registration statement on Form S-4 under the Securities Act relating to the ERP Units issuable in the Partnership Merger (the "Registration Statement") will not, as of the date of mailing of the Proxy Statement and as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.22 DEVELOPMENT PROPERTIES. Schedule 2.22 to the Grove Disclosure Letter lists all agreements entered into by Grove or any of the Grove Subsidiaries relating to the development or construction of, or additions or expansions to, any real properties under development for use as rental properties by Grove or any Grove Subsidiary which are material and currently in effect.

     2.23 INVESTMENT COMPANY ACT OF 1940. Neither Grove nor any of the Grove Subsidiaries is, or at the Company Merger Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.24  TRADEMARKS,  PATENTS AND COPYRIGHTS.  Except as set forth in Schedule
2.24 to the Grove Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Grove Material Adverse Effect, Grove and each Grove Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Grove and the Grove Subsidiaries as currently conducted and Grove has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Grove and the Grove Subsidiaries as currently conducted does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Grove Material Adverse Effect. To Grove's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Grove or any Grove Subsidiary that individually or in the aggregate could have a Grove Material Adverse Effect.

     2.25 INSURANCE. Except as set forth on Schedule 2.25 to the Grove Disclosure Letter, each of Grove and the Grove Subsidiaries is, and has been continuously since the later of January 1, 1995 or the date upon which Grove acquired ownership of such Grove Subsidiary, insured with insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Grove and the Grove Subsidiaries during such time period. Except as set forth on Schedule 2.25 to the Grove Disclosure Letter, neither Grove nor any Grove Subsidiary has received any written notice of cancellations or termination with respect to any material insurance policy of Grove or any Grove Subsidiary. The insurance policies of Grove and each Grove Subsidiary are valid and enforceable policies in all material respects. Schedule
2.25 sets forth each policy of insurance maintained by Grove and each Grove Subsidiary, as well as a brief description of the coverage provided, annual premium, self insured retention or co-payment provisions and deductible(s) for each such policy.

     2.26 DEFINITION OF KNOWLEDGE OF GROVE. As used in this Agreement, the phrase "to the Knowledge of Grove" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.26 of the Grove Disclosure Letter.

     2.27 VOTE REQUIRED. Except for the Grove Approvals, no other vote or consent by the equity holders of Grove or any Grove Subsidiary, including, but not limited to, Grove OP, (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby, nor shall any such equity holders be entitled to dissenters' rights or other rights of appraisal in connection with the Grove Approvals or the consummation of the transactions contemplated by this Agreement.

     2.28 SECURED CREDIT FACILITY. The secured credit facility by and among Grove, Grove OP and Sovereign Bank may be paid off at or prior to the Company Merger Effective Time without the incurrence of any fee or penalty other than fees payable due to a prepayment of a thirty (30) day LIBOR note.

     2.29 ASSUMPTION OF SECURED DEBT. The secured debt of Grove may be assumed by ERP or an ERP Subsidiary pursuant to or in connection with the Mergers without payment of a fee or penalty in connection with such debt assumption exceeding, in the aggregate, 1% of the aggregate outstanding balance of such secured debt as of the date of such assumption.

     2.30 CERTAIN FEES. The actual fees and expenses incurred by Grove and the Grove Subsidiaries in connection with the transactions contemplated by this Agreement shall not exceed (i) the aggregate estimate of all such fees and expenses, as set forth on Schedule 2.30 to the Grove Disclosure Letter, or (ii) to the extent specifically provided on Schedule 2.30, the estimates of the specific categories of fees and expenses, as set forth on such Schedule.

                                   ARTICLE 3
                                   ---------

                      REPRESENTATIONS AND WARRANTIES OF ERP
                      -------------------------------------

     Except as set forth in the letter of even date herewith signed by the President or an Executive Vice President of EQR, the sole general partner of ERP ("EQR"), and delivered to Grove prior to the execution hereof (the "ERP Disclosure Letter"), ERP represents and warrants to Grove and Grove OP as follows:

     3.1 ORGANIZATION, STANDING AND POWER OF ERP. ERP is authorized and exists as an Illinois limited partnership under the laws of Illinois and has the requisite power and authority to carry on its business as now being conducted. ERP and its Subsidiaries (the "ERP Subsidiaries") are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of ERP and the ERP Subsidiaries taken as a whole ("ERP Material Adverse Effect"). ERP has delivered to Grove a complete and correct copy of the ERP Agreement, as amended or supplemented to the date of this Agreement.

     3.2 CAPITAL STRUCTURE OF ERP. Schedule 3.2 to the ERP Disclosure Letter sets forth the number of outstanding ERP Units as of June 30, 2000.

     3.3 AUTHORITY; NONCONTRAVENTION; CONSENTS.

          (a) ERP has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which ERP is a party. The execution and delivery of this Agreement by ERP and the consummation by ERP of the transactions contemplated by this Agreement to which ERP is a party have been duly authorized by all necessary action on the part of ERP. This Agreement has been duly executed and delivered by ERP and constitutes a valid and binding obligation of ERP, enforceable against ERP in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Except as set forth in Schedule 3.3 to the ERP Disclosure Letter, the execution and delivery of this Agreement by ERP do not, and the consummation of the transactions contemplated by this Agreement by ERP and compliance by ERP with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ERP or any ERP Subsidiary under, (i) the ERP Agreement or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other ERP Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license to which ERP or any ERP Subsidiary is a party or their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to ERP or any ERP Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have an ERP Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ERP or any ERP Subsidiary in connection with the execution and delivery of this Agreement or the consummation by ERP of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Registration Statement and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Company Articles of Merger by the Maryland Department, (iii) the acceptance for record of the Partnership Certificate of Merger by the Delaware Secretary,
(iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings including, without limitation, any consents, approvals, orders, authorizations, registrations, declarations and filings required by HUD, MFHA or similar agencies, (A) as are set forth in Schedule 3.3 to the ERP Disclosure Letter, (B) as may be required under federal, state or local environmental laws or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent ERP from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an ERP Material Adverse Effect.

          (c) For purposes of determining compliance with the Hart-Scott Act, ERP confirms that the conduct of its business does not require a filing under the Hart-Scott Act in connection with the Mergers.

     3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. ERP has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 through the date hereof (the "ERP SEC Documents"). All of the ERP SEC Documents (other than preliminary material), as of their respective filing dates or as of the date of the last amendment thereof (if amended after filing), complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such ERP SEC
Documents. None of the ERP SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein,  in  light  of the  circumstances  under  which  they  were  made,  not misleading, except to the extent such statements have been modified or superseded by later ERP SEC Documents filed on a non-confidential basis prior to the date of this Agreement. The consolidated financial statements of ERP and the ERP Subsidiaries included in the ERP SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, in all material respects, the consolidated financial position of ERP and the ERP Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act). Except for liabilities and obligations set forth in the ERP SEC Documents or in Schedule 3.4 to the ERP Disclosure Letter, neither ERP nor any ERP Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of ERP or in the notes thereto and which, individually or in the aggregate, would have an ERP Material Adverse Effect, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

     3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the ERP SEC Documents or in Schedule 3.5 to the ERP Disclosure Letter, since the date of the most recent audited financial statements included in the ERP SEC Documents (the "ERP Financial Statement Date"), ERP and the ERP Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of ERP and the ERP Subsidiaries taken as a whole (an "ERP Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an ERP Material Adverse Change, (b) except for regular quarterly distributions (in the case of ERP) with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of ERP's partnership interests, (c) any split, combination or reclassification of any of ERP's partnership interests, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an ERP Material Adverse Effect, or
(e) any change made prior to the date of this Agreement in accounting methods, principles or practices by ERP or any ERP Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the ERP SEC Documents or required by a change in GAAP.

     3.6 LITIGATION. Except as disclosed in the ERP SEC Documents or in Schedule
3.6 to the ERP Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of ERP and the ERP Subsidiaries (a) which are covered by adequate insurance, or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of ERP, threatened in writing against or affecting ERP or any ERP Subsidiary that, individually or in the aggregate, (i) could reasonably be expected to have an ERP Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ERP or any ERP Subsidiary having or which could reasonably be expected to have any such effect, or (ii) could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

     3.7 PROPERTIES.

          (a) ERP or one of the ERP Subsidiaries owns fee simple title to each of the real properties listed in the ERP SEC Filings as owned by it (the "ERP Properties"), except where the failure to own such title would not have an ERP Material Adverse Effect.

          (b) The ERP Properties are not subject to any Encumbrances or Property Restrictions or located in a flood zone area "V" which, individually or in the aggregate, would cause an ERP Material Adverse Effect.

          (c) Valid policies of title insurance have been issued insuring ERP's or the applicable ERP Subsidiary's fee simple title to the ERP Properties except where the failure to obtain such title insurance would not have an ERP Material Adverse Effect.

          (d) ERP has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the ERP Properties where such failure would have an ERP Material Adverse Effect, or of any pending threat of modification or cancellation of any of the same which would have an ERP Material Adverse Effect,
(ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the ERP Properties issued by any governmental authorities which would have an ERP Material Adverse Effect, or (iii) of any structural defects relating to ERP Properties, ERP Properties whose building systems are not in working order, physical damage to any ERP Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not have an ERP Material Adverse Effect.

          (e) All work to be performed, payments to be made and actions to be taken by ERP or the ERP Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any ERP Property (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not have an ERP Material Adverse Effect.

     3.8 ENVIRONMENTAL MATTERS. None of ERP, any of the ERP Subsidiaries or, to ERP's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Substances on any of the ERP Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the ERP Properties as a result of any construction on or operation and use of the ERP Properties, which presence or occurrence would, individually or in the aggregate, have an ERP Material Adverse Effect; and in connection with the construction on or operation and use of the ERP Properties, ERP and the ERP Subsidiaries have not failed to comply in any material respect with all applicable Environmental Laws, except to the extent such failure to comply, individually or in the aggregate, would not have an ERP Material Adverse Effect.

     3.9 TAXES.

          (a) Each of ERP and the ERP Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or ERP has paid on its behalf) all Taxes shown or reflected on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have an ERP Material Adverse Effect. Since the ERP Financial Statement Date, EQR has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither ERP nor any ERP Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or, to the Knowledge of ERP, otherwise proposed, asserted or assessed against ERP or any of the ERP Subsidiaries.

          (b) EQR (i) for all taxable years commencing with 1992, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 2000, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by tenants to the ERP Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2) of the Code, or
(B) otherwise result in a challenge to EQR's status as a REIT, and no such challenge is pending or, to ERP's Knowledge, threatened. Each ERP Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal income tax purposes as a partnership, or ignored as a separate entity, as the case may be, and not as a corporation or as an association taxable as a corporation. Each corporation, trust or other entity taxable as an association which has merged with and into EQR had been subject to taxation as a REIT at all times since its initial election of REIT status and had satisfied all requirements to qualify as a REIT for such years, except to the extent that a failure to satisfy such requirements would not have an ERP Material Adverse Effect. Each Subsidiary of EQR which is a corporation or which is treated as an association taxable as a corporation for federal income tax purposes (of which EQR directly or indirectly owns ten percent (10%) or more of the outstanding voting securities (as defined in Section 856(c) of the Code)) has been since the date of its formation or since EQR's first taxable year as a REIT (whichever is later) a qualified REIT subsidiary under Section 856(i) of the Code.

     3.10 BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ERP or any ERP Subsidiary.

     3.11 COMPLIANCE WITH LAWS. Except as disclosed in the ERP SEC Documents, neither ERP nor any of the ERP Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have an ERP Material Adverse Effect.

     3.12 CONTRACTS; DEBT INSTRUMENTS. Neither ERP nor any ERP Subsidiary has received a written notice that ERP or any ERP Subsidiary is in violation of or in default under (nor to the Knowledge of ERP does (i) such a violation or default exist or (ii) does there exist any condition which, upon the passage of time or the giving of notice or both would cause such a violation or default to exist) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except to the extent such violation or default, individually or in the aggregate, would not have an ERP Material Adverse Effect, except as set forth in Schedule 3.12 to the ERP Disclosure Letter.

     3.13 STATE TAKEOVER STATUTES. ERP has taken all action necessary to exempt transactions between ERP and Grove and its Affiliates from the operation of any Takeover Statute.

     3.14 REGISTRATION STATEMENT. The information with respect to ERP and the ERP Subsidiaries included in the Proxy Statement or the Registration Statement will not, as of the date of mailing of the Proxy Statement and as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.15 INVESTMENT COMPANY ACT OF 1940. Neither ERP nor any of the ERP Subsidiaries is, or at the Company Merger Effective Time will be, required to be registered under the 1940 Act.

     3.16 DEFINITION OF KNOWLEDGE OF ERP. As used in this Agreement, the phrase "to the Knowledge of ERP" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.16 to the ERP Disclosure Letter.

     3.17 VOTE REQUIRED. No vote or consent by the equity holders of ERP or any ERP Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement or the transactions contemplated hereby, nor will any such equity holders be entitled to dissenters' rights or other rights of appraisal in connection with the consummation of the transactions contemplated by this Agreement.

     3.18 EMPLOYEE POLICIES. Each employee plan or arrangement of ERP is in material compliance with ERISA, to the extent subject to ERISA, and any other applicable law governing such employee plan or arrangement.

          3.19 FINANCING. ERP will have readily available all funds necessary to perform its obligations under this Agreement and the transactions contemplated hereby.

     3.20 VALIDITY OF SECURITIES ISSUED. Any ERP Units issued pursuant to the Partnership Merger, and any shares of EQR Common issued upon redemption of such ERP Units, when issued, shall be duly authorized, validly issued, fully-paid and non-assessable.

                                   ARTICLE 4
                                   ---------

                                   COVENANTS
                                   ---------

     4.1 ACQUISITION PROPOSALS. Prior to the Company Merger Effective Time, Grove agrees that:

          (a)  neither  it nor any of the  Grove  Subsidiaries  shall  initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to any of their respective shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of Grove or any of the Grove Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (b) it will use its best efforts not to permit any of its officers, trust managers, employees, agents or financial advisors to engage in any of the activities described in Section 4.1(a);

          (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1; and

          (d) it will notify ERP as promptly as practicable if Grove receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.1 shall prohibit the Grove Board from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Grove Board determines in good faith that failure to do so would create a reasonable probability of a breach of its duties to shareholders or Limited Partners imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Grove provides written notice to ERP to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Grove determined in good faith was required to be executed in order for the Grove Board to comply with its duties to shareholders or Limited

Partners imposed by law), Grove keeps ERP informed of the status of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 4.1 shall (x) permit Grove to terminate this Agreement (except as specifically provided in Article 7 hereof),
(y) permit Grove to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Grove shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of Grove under this Agreement; provided, however, that the Grove Board may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Mergers. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Grove Board determines in good faith to be more favorable to Grove's shareholders and Limited Partners from a financial point of view than the Mergers and which the Grove Board determines is reasonably capable of being consummated.

     4.2 CONDUCT OF GROVE'S BUSINESS PENDING MERGER. Prior to the Company Merger Effective Time, except as (i) contemplated by this Agreement, (ii) set forth in
Schedule 4.2 to the Grove Disclosure Letter, (iii) within the aggregate amounts reflected in the Grove Capital Budget or (iv) consented to in writing by ERP, Grove shall, and shall cause each of the Grove Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and, irrespective of whether or not in the ordinary course of business, Grove shall, and shall cause each of the Grove Subsidiaries to:

          (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (b) confer on a regular basis with one or more representatives of ERP to report operational matters of materiality and, subject to Section 4.1, any proposals to engage in material transactions;

          (c) promptly notify ERP of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (d) promptly deliver to ERP true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Grove Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Grove notifies ERP that it is availing itself of such extensions and provided such extensions do not adversely affect Grove's status as a qualified REIT under the Code;

          (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Grove's status as a REIT or the status of any Grove Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

          (h) other than in connection with those development agreements set forth in Schedule 2.22 to the Grove Disclosure Letter or as permitted pursuant to subsection (o) hereof, not acquire, enter into any option or agreement to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct other real estate projects except in connection with the potential purchase of (i) 521 subsidized elderly apartment units in Brookline, Massachusetts (the "Brookline Transaction"), (ii) interests in the Kismul Family Limited Partnership (the "Kismul Transaction"), and (iii) interests in certain partnerships affiliated with Sydney and John
Rosenthal  (the  "Rosenthal  Transactions"),  each as more  fully  described  in
Schedule 4.2 of the Grove Disclosure Letter, PROVIDED, HOWEVER, that ERP shall have the right to review and comment upon the terms of and documentation related to the Brookline Transaction and Kismul Transaction and necessary amendments to the documentation related to the Rosenthal Transactions in order to provide for transactions contemplated by this Agreement, and such terms and documentation shall be subject to prior approval by ERP, which approval shall not be unreasonably withheld or delayed;

          (i) not amend its Bylaws or the Grove Declaration or the articles of incorporation, bylaws, partnership agreement, joint venture agreement or comparable charter or organization document of any Grove Subsidiary without ERP's prior written consent, which shall not be unreasonably withheld or delayed;

          (j) issue no and make no change in the number of shares of beneficial interest, capital stock, membership interests or units of limited partnership interest issued and outstanding or reserved for issuance, other than pursuant to those items disclosed in Schedule 2.3 to the Grove Disclosure Letter;

          (k) except in connection with and pursuant to the terms of the Brookline Transaction and Rosenthal Transactions, grant no options or other right or commitment relating to its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

          (l) except as permitted by Section 5.9 and for dividends and distributions by a Grove Subsidiary to Grove or a wholly-owned Grove Subsidiary, not (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, or (y) except for redemptions of Grove LP Units in accordance with the Grove OP Agreement or pursuant to the terms of the Retail Sale Agreement, directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, shares of capital stock, membership interests, or units of partnership interest of any Person;

          (m) not sell, lease, mortgage, subject to Lien or otherwise dispose of any material part of its assets, individually or in the aggregate, except in the ordinary course of business;

          (n) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to wholly-owned Grove Subsidiaries in existence on the date hereof;

          (o) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to ERP or incurred in the ordinary course of business consistent with past practice;

          (p) not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $135,000 or aggregate Commitments in excess of $250,000; PROVIDED, HOWEVER, that no Commitments shall be made with respect to any Grove Property subject to the Retail Sale Agreement, except as specifically permitted by the terms of the Retail Sale Agreement;

          (q) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (r) not enter into or amend any commitment with any officer, trust manager, director, trustee, consultant or Affiliate of Grove or any of the Grove Subsidiaries other than commitments with consultants involving payments of (i) less than $15,000 per consultant and (ii) total aggregate payments to all consultants of less than $110,000;

          (s) not increase any compensation or enter into or amend any employment agreement or other arrangement with any of its officers, trust managers, trustees, directors or employees earning more than $50,000 per annum as of the date hereof, other than waivers by employees of benefits under such agreements, enter into any employment agreement or arrangement with any other Person not currently an employee of Grove or a Grove Subsidiary, providing for compensation in excess of $60,000 per annum or increase any compensation, enter into or amend any employment agreement or other arrangement with any new or current employee (except with respect to arrangements which do not comprise employment agreements or amendments thereto in the ordinary course of business and consistent with past practice in timing and amount or pursuant to the terms of any such arrangement) or take any action which could result in the creation of a right of the type required to be disclosed in
Section  2.15,  or alter in any manner a payment or right  disclosed on Schedule
2.15 of the Grove Disclosure Letter;

          (t) not adopt any new employee benefit plan or amend any existing plans, options or rights, except for changes which are required by law and changes which are not more favorable to participants in the aggregate than provisions presently in effect;

          (u) not settle any shareholder or limited partner, derivative or other claims arising out of or in connection with any of the transactions contemplated by this Agreement without the prior written approval of ERP, which approval shall not be unreasonably withheld or delayed;

          (v) not reduce its ownership of any of Grove Subsidiaries except pursuant to a transaction which has the same effect as a transaction permitted by subsection (m) hereof;

          (w) not accept a promissory note in payment of the exercise price payable under any Grove Option;

          (x) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, trust managers, trustees, directors or employees, of Grove or any Grove Subsidiary;

          (y) except as provided in Schedule 2.9 or Schedule 2.18 to the Grove Disclosure Letter, not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person or entity;

          (z) use its reasonable best efforts to continue to qualify as a REIT prior to the Company Merger Effective Time, and not enter into any transaction that would be considered a prohibited transaction as defined in Section 857(b)(6) of the Code; and

          (aa) with respect to the Retail Sale Agreement, (i) not amend, waive any provision, or exercise any right under, the Retail Sale Agreement, (ii) operate the Grove Subsidiaries subject to the Retail Sale Agreement only in the ordinary course of business and (iii) not take any action which would result in a material change to the assets and liabilities of such Grove Subsidiaries, as set forth on Schedule 2.2 to the Grove Disclosure Schedule.

               For purposes of this Section 4.2 only, any contract, transaction or other event shall be deemed to be material and to be subject to the terms hereof if it would result or is expected to result in a net impact on Grove's consolidated income statement in excess of $275,000, or on Grove's consolidated balance sheet in excess of $275,000.

     4.3 CONDUCT OF ERP'S BUSINESS PENDING MERGER. Prior to the Company Merger Effective Time, except as (i) contemplated by this Agreement, or (ii) consented to in writing by Grove, ERP shall, and shall cause each of the ERP Subsidiaries to:

          (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

          (b) confer on a regular basis with one or more representatives of Grove to report operational matters of materiality which would have a ERP Material Adverse Effect;

          (c) promptly notify Grove of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

          (d) promptly deliver to Grove true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (e)   maintain  its  books  and  records  in   accordance   with  GAAP
consistently  applied;

          (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities; and

          (g) duly form New LLC and New LLC3, cause New LLC to duly form New LLC2 and cause each of New LLC, New LLC2 and New LLC3, respectively, to carry out its obligations pursuant to this Agreement.

For purposes of this Section 4.3 only, an emergency, change, complaint, investigation or hearing shall be deemed material if it would reasonably be expected to have an ERP Material Adverse Effect.

     4.4 OTHER ACTIONS. Each of Grove and Grove OP on the one hand and ERP on the other hand shall not, and shall use their reasonable best efforts to cause their Subsidiaries not to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.1, any of the conditions to the Mergers set forth in Article 6 not being satisfied.

     4.5 COMPLIANCE WITH THE SECURITIES ACT. No later than ten (10) days prior to the Partnership Merger Effective Time, Grove shall cause to be prepared and delivered to ERP a list identifying all persons who, at the time of the Grove Shareholders Meeting (as defined in Section 5.1 hereto), (i) may reasonably be deemed to be "affiliates" of Grove or Grove OP as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and (ii) shall be entitled to receive Partnership Unit Merger Consideration pursuant to the Partnership Merger (the "Affiliates"). Grove shall use its reasonable efforts to cause each person who is identified as an Affiliate in such list to deliver to Grove on or prior to the Partnership Merger Effective Time a written agreement, in the form previously approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of EQR Common issued to such Affiliate upon exchange of ERP Units pursuant to the ERP
Agreement, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145.

                                   ARTICLE 5
                                   ---------

                              ADDITIONAL COVENANTS
                              --------------------

     5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; GROVE SHAREHOLDERS MEETING AND GROVE OP PARTNERS MEETING.

          (a) Grove and ERP shall use their reasonable best efforts to prepare and file with the SEC the Registration Statement and Proxy Statement, each in form and substance satisfactory to each of ERP and Grove. A portion of the Registration Statement shall also constitute a prospectus of ERP with respect to the ERP Units to be offered pursuant to the Partnership Merger (the
"Prospectus"). Each of Grove and ERP shall promptly use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) with respect to ERP only, have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Partnership Merger. ERP will use its reasonable best efforts to cause the Prospectus to be mailed to the Limited Partners, as promptly as practicable after the SEC has declared the Registration Statement effective. Grove will use its reasonable best efforts to cause the Proxy Statement to be mailed to Grove's shareholders, as promptly as practicable after the SEC has completed its review of the Proxy Statement. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence (and written summaries or transcripts of any oral communication) between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The respective parties will cause the Registration Statement and the Proxy Statement to comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, ERP or Grove, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Grove or the Limited Partners such amendment or supplement to the Proxy Statement or Prospectus, as the case may be. ERP also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of ERP Units pursuant to the Partnership Merger, and Grove and Grove OP shall furnish all information concerning Grove and the holders of Grove Shares and rights to acquire Grove Shares, or Grove OP and the Limited Partners and the rights to acquire Grove LP Units, as the case may be and as may be reasonably requested in connection with any such action.

          (b) Grove will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Grove), duly call, give notice of, convene and hold a meeting of its shareholders (the "Grove Shareholders Meeting") for the purpose of obtaining the Grove Shareholder Approvals. Grove will, through the Grove Board, recommend to its shareholders approval of this Agreement, the Company Merger and the transactions contemplated by this Agreement; provided, that prior to the Grove Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Grove Board determines in good faith that such withdrawal, modification or amendment is appropriate

          (c)  Subject  to  the  provisions  of  Sections   5.1(b),   the  Grove
Shareholders Meeting shall be held not later than 35 days after the date the Proxy Statement is mailed.

          (d) Grove OP will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its partners (the "Grove OP Partners Meeting") for the purpose of obtaining the Grove Partner Approvals. The Grove OP Partners Meeting shall be held on the same date as the Grove Shareholders Meeting. Grove will, through the Grove Board, recommend to the Limited Partners approval of this Agreement and the transactions contemplated hereby; provided, that prior to the Grove OP Partners Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Grove Board determines in good faith that such withdrawal, modification or amendment is appropriate.

          (e) If on the date for the Grove Shareholders Meeting established pursuant to Section 5.1(b) of this Agreement, Grove has not received a sufficient number of proxies to approve the Company Merger (but less than one-third of the outstanding Shares have been voted against the Company Merger), then Grove shall adjourn its shareholders meetings until such date as shall be mutually agreed upon by Grove and ERP, which date shall be not less than ten
(10) days nor more than twenty (20) days after the  originally  scheduled  date.

          (f) In connection with the Grove Partner Approvals, Grove shall vote all Grove OP Units beneficially owned by Grove, and shall cause any Grove
Subsidiary to vote all Grove OP Units beneficially owned by such Grove Subsidiary, in favor of this Agreement and the transactions contemplated hereby.

     5.2 ACCESS TO INFORMATION: CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of Grove and ERP shall, and shall cause each of the Grove Subsidiaries and ERP Subsidiaries, respectively, to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Company Merger Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Grove and ERP shall, and shall cause each of the Grove Subsidiaries and ERP Subsidiaries, respectively, to furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Grove and ERP shall, and shall cause the Grove Subsidiaries and ERP Subsidiaries, respectively, to use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of March 13, 2000 between Grove and ERP (the "Confidentiality Agreement").

     5.3 BEST EFFORTS; NOTIFICATION.

          (a) Subject to the terms and conditions herein provided, Grove and ERP shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Company Merger Effective Time or Partnership Merger Effective Time, from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to Grove and ERP; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the effectiveness of the Mergers, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and trust managers of Grove and the general partner of ERP shall take all such necessary action.

          (b) Grove shall give prompt notice to ERP, and ERP shall give prompt notice to Grove, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4 COSTS OF TRANSACTION. In the event that the Mergers are not consummated, each of ERP and Grove shall pay their own costs and expenses relating to the Mergers and the other transactions contemplated by this Agreement; provided, however, that (i) all SEC filing fees in connection with the Mergers shall be paid 50% by Grove and 50% by ERP, (ii) all printing costs associated with the Proxy Statement shall be paid by Grove and (iii) all printing costs associated with the Prospectus shall be paid by ERP. This Section
5.4 shall in no way affect the rights and obligations of the parties hereto under Article 7 hereof.

     5.5 PUBLIC ANNOUNCEMENTS. ERP and Grove will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement. For purposes of this Section 5.5, "written public statements" shall include any written statement transmitted to the NYSE, AMEX, the shareholders of Grove or the limited partners of ERP or Grove LP.

     5.6 TAXES.

          (a) ERP and Grove shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Company Merger Effective Time, the Surviving Company shall, or shall cause ERP, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of beneficial interests in the Surviving Company, all Transfer and Gains Taxes.

          (b) Grove will consult with and provide ERP the opportunity to review and comment upon all returns, questionnaires, applications or other documents to be filed after the date hereof by Grove with respect to Taxes including, without limitation, Grove's federal, state and local income tax returns, as well as the Form 5500 returns for its health and welfare benefit and retirement plans, for its taxable year ended December 31, 1999 (collectively, the "Grove Tax Returns"), and shall not file any Grove Tax Returns without the prior review and comment of ERP, which shall not be unreasonably delayed.

          (c) Grove will cause each Grove Subsidiary to consult with and provide ERP the opportunity to review and comment upon all returns, questionnaires, applications or other documents to be filed after the date hereof by each respective Grove Subsidiary with respect to Taxes including, without limitation, each Grove Subsidiary's federal, state and local income tax returns for its taxable year ended December 31, 1999 (collectively, the "Grove Subsidiary Tax Returns"), and Grove shall not cause any Grove Subsidiary to file any Grove Subsidiary Tax Returns without the prior review and comment of ERP, which shall not be unreasonably delayed.

          (d) Prior to Closing, Grove shall use its reasonable good faith efforts to obtain a final written closing agreement under Section 7121 of the Code with respect to the matters set forth on Schedule 5.6(d) to the Grove Disclosure Letter, which closing agreement shall be satisfactory in form and substance to ERP in its sole and absolute discretion (the "Closing Agreement").

     5.7  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

          (a) BENEFIT PLANS. After the Company Merger Effective Time, all employees of Grove or Grove OP who are employed by ERP shall, at the option of ERP, either continue to be eligible to participate in an "employee benefit plan," as defined in Section 3(3) of ERISA, currently maintained by Grove or Grove OP which is, at the option of ERP, continued by ERP, or alternatively, shall be eligible to participate in the same manner as other similarly situated employees of ERP in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by ERP for similarly situated employees after the effectiveness of the Mergers. With respect to each such employee benefit plan, service with Grove or any Grove

Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate and vesting (if applicable). With respect to medical benefits provided by ERP on and after the effectiveness of the Mergers, (i) coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who had such coverage under a plan sponsored by Grove or any Grove Subsidiary (each, a "Prior Plan"), (ii) unless required by law, no such employee shall be required to observe any waiting period prior to entitlement to such benefits and (iii) each such employee shall be credited as to previously paid deductible and co-payment amounts under any Prior Plan.

          (b) SEVERANCE PROGRAMS. In no event shall Grove amend, modify or alter in any manner any severance program or adopt or agree to any other programs, agreements or arrangements which would in any way alter the Section 2.15 Payments, as set forth in Schedule 2.15 of the Grove Disclosure Letter. No program, arrangement or agreement of Grove, or any term of this Agreement, shall require ERP to continue the employment of any employee of Grove after the Effective Time. As a condition to receiving a Section 2.15 Payment, each Section
2.15 Employee and each other terminated employee shall execute and deliver to Grove an agreement and release in the applicable form as attached to Schedule
2.15 to the Grove Disclosure Letter (a " Release"). The Section 2.15 Payments shall be satisfied immediately following the Company Merger Effective Time or as otherwise set forth in Schedule 2.15 to the Grove Disclosure Letter.

          (c) OPTIONEES.

          (i) Prior to the Closing, Grove will, through the Grove Board (or any committee thereof), take all action required (x) for, except as provided herein, the cancellation as of the Company Merger Effective Time of all Grove Options in consideration for cash in an amount set forth in Section 1.8 and (y) to provide that any Grove Options granted on or about June 19, 2000 to non-employee trust managers of Grove who were re-elected as trust managers at Grove's 2000 annual meeting of shareholders shall be canceled as of the Company Merger Effective Time for no consideration.

          (ii) From and after the date hereof, Grove, through the Grove Board or otherwise, will not modify any Plan or authorize, and Grove will not grant, any Grove Options, Restricted Share Grants or any other equity or cash incentive grants or awards of any kind, nature or description.

          (d) WITHHOLDING. Grove shall require each employee who exercises a Grove Option, receives Grove Shares pursuant to any existing commitment, or otherwise receives any payment from Grove as a result of the transactions contemplated by this Agreement, to pay to Grove in cash or Grove Shares an amount sufficient to satisfy in full Grove's obligation to withhold Taxes incurred by reason of such exercise, issuance or receipt.

     5.8 INDEMNIFICATION.

          (a) From and after the Company Merger Effective Time, ERP shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Company Merger Effective Time, an officer or trust manager of Grove or any Grove Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Grove (including advancement of expenses, if so provided, and provided that such coverage provided by Grove shall have at least $5,000,000 of current trust manager and officer insurance with no more than a $75,000 deductible) immediately prior to the Company Merger Effective Time in its Declaration of Trust, Bylaws, or any Employee Plan as in effect at the close of business on the date hereof; PROVIDED, that such exculpation and indemnification covers actions on or prior to the Company Merger Effective Time, including, without limitation, all transactions contemplated by this Agreement. ERP shall use commercially reasonable efforts to obtain and, if obtained, maintain in effect from the Company Merger Effective Time and continuing until the sixth anniversary thereof "run-off" trust managers and officers liability insurance with a coverage amount and other terms and conditions comparable to Grove's current trust managers and officers liability insurance policy covering the trust managers and officers of Grove with respect to their service as such prior to the Company Merger Effective Time, PROVIDED, HOWEVER, that in no event shall ERP be required pay a premium in excess of $300,000 for such coverage (the "Run-Off Policy"). ERP shall provide Grove with a true and complete copy of a binder with respect to the Run-Off Policy at least 10 days prior to the Company Merger Effective Time, and shall use its reasonable best efforts to provide to Grove a true and complete copy of the Run-Off Policy as proposed to be issued prior to the Company Merger Effective Time. The premium for such policy shall be paid in full at the Company Merger Effective Time.

          (b) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of ERP and Grove. ERP agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of ERP under this
Section 5.8. The provisions of this Section 5.8 shall survive the Company Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

          (c) In the event that ERP or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each trustee and officer covered hereby.

     5.9 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, Grove or Grove OP shall not make any dividend or distribution to its shareholders or Limited Partners without the prior written consent of ERP, except for the authorization and payment of dividends or distributions with respect to the Grove Common Shares and Grove LP Units of (i) subject to reduction as provided below, an amount per share/unit for each full quarterly dividend not to exceed $0.18 per share/unit (each a "Quarterly Dividend") and
(ii) subject to reduction as provided below, a pro-rated Quarterly Dividend for the period following the end of the calendar quarter immediately preceding the payment date for the latest Quarterly Dividend until the Company Merger Effective Time, with such dividend to be pro-rated on the basis of the number of days in such period divided by ninety-two (92) (the "Short Dividend"), provided however, that at least ten (10) days prior to the setting of any record date or declaring of any dividend or distribution permitted pursuant to this Section 5.9, Grove shall submit to ERP a then current estimate of the fees and expenses of the transactions contemplated by this Agreement, in reasonable detail and in such categories so as to conform to the detail and categories set forth in Schedule 2.30 to the Grove Disclosure Letter, which estimate shall be certified by the Chief Financial Officer of Grove and subject to review by ERP. In conducting its review of such estimate, ERP shall have the right to verify and examine all supporting documentation which was utilized by Grove in determining such estimate, including, without limitation, the right to contact vendors of Grove for the purpose of confirming such estimates. To the extent that any estimated category of fees or expenses set forth in such estimate exceeds the corresponding estimate of such category set forth on Schedule 2.30 of the Grove Disclosure Letter, the total of such excess amounts (the "Exceeded Cost Amount") shall be divided by the total number of Grove Common Shares and Grove LP Units outstanding as of the record date for the next distribution permitted to be made pursuant to this Section 5.9 (the "Per Share Exceeded Cost Amount"), and the maximum dividend or distribution per share/unit payable pursuant to this Section 5.9 shall be $0.18 per share/unit less the Per Share Exceeded Cost Amount (or, in the case of a Short Dividend, the maximum amount of such Short Dividend, as calculated above, less the Per Share Exceeded Cost Amount). In the event that the Exceeded Cost Amount exceeds the total aggregate distribution to be made pursuant to this Section 5.9, such amount shall be carried forward and added to the Exceeded Cost Amount with respect to the next distribution permitted under this Section 5.9. The record and payment dates for each Quarterly Dividend shall be the same date as the record and payment dates for the corresponding quarterly dividend for the EQR Common Shares, as provided to Grove by written notice not less than twenty (20) days prior to the record date for such quarterly EQR dividend. In the event that a dividend with respect to Grove Common Shares or a distribution with respect to Grove LP Units permitted by this Section 5.9 has (i) a record date prior to the Company Merger Effective Time or Partnership Merger Effective Time, as the case may be, and (ii) has not been paid as of such Company Merger Effective Time or Partnership Merger Effective Time, as the case may be, the holders of Grove Common Shares or Limited Partners shall be entitled to receive such distribution.

     5.10 NOTICES. Each party hereto shall provide such notice to its equity holders of the Mergers and other transactions contemplated hereby as is required under applicable law.

     5.11 RESIGNATIONS. On the Closing Date, if requested by ERP, Grove shall request that the trust managers, directors and officers of Grove and each of the Grove Subsidiaries to submit their resignations from such positions, effective as of the Company Merger Effective Time or Partnership Merger Effective Time, as requested.

     5.12 THIRD PARTY MANAGEMENT AGREEMENTS AND OUTSIDE MANAGEMENT AGREEMENTS. Grove will not, and will not permit any Grove Subsidiary to, (i) amend the Third Party Management Agreements and Outside Management Agreements, (ii) renew the Third Party Management Agreements except on terms which permit its cancellation by Grove or the applicable Grove Subsidiary on thirty days notice without charge, penalty or other cost for such cancellation, or (iii) renew any Outside Management Agreement.

     5.13 MODIFICATION OF ROSENTHAL TRANSACTIONS. Grove and Grove OP shall (i) use its reasonable good faith efforts to cause the terms of the Rosenthal Transactions to be modified to provide that (A) in lieu of the issuance of any units of preferred limited partnership interest in Grove OP ("Preferred Units") pursuant to the Rosenthal Transactions, one Grove LP Unit shall be issued in substitution for each Preferred Unit which otherwise would have been issued pursuant to the Rosenthal Transactions, (B) in the event that the Mergers are consummated prior to the closing of the Rosenthal Transactions, then upon the closing of the Rosenthal Transactions, in lieu of receiving Grove LP Units, the Persons who would otherwise be entitled to receive Grove LP Units in connection with the Rosenthal Transactions shall instead be entitled to receive, in substitution for each Grove LP Unit they would have otherwise been entitled to receive, either (y) the Partnership Cash Merger Consideration or (z) the Partnership Unit Merger Consideration, in each case as adjusted by Section 1.12, at the election of such Person, which election shall be made prior to the Election Deadline, and (C) in the event the Rosenthal Transactions are consummated prior to the effectiveness of the Mergers, each Grove LP Unit issued pursuant to the Rosenthal Transactions shall be converted pursuant to the Partnership Merger in accordance with Section 1.7 or (ii) with the prior written consent of Oak OP, which consent shall not be unreasonably withheld, otherwise modify or terminate the agreements relating to the Rosenthal Transactions; provided, however, that in the event that the Rosenthal Transactions are consummated prior to the effectiveness of the Mergers but subsequent to the Record Date, each Person entitled to receive Grove LP Units pursuant to the Rosenthal Transactions shall promptly be provided a Form of Election, which must be completed and returned prior to the Election Deadline in accordance with
Section 1.9 if such Person wishes to elect to receive Partnership Unit Merger Consideration pursuant to the Partnership Merger.

     5.14 RETAIL SALE AGREEMENT. Immediately prior to, and on the date of, the Partnership Merger Effective Time, Grove and Grove OP shall cause the transactions contemplated by the Retail Sale Agreement to be consummated in accordance with the terms of such agreement.

     5.15 ELECTION TO UNDERTAKE DEFICIT RESTORATION OBLIGATION UNDER ERP AGREEMENT. In the event that a Limited Partner holding any Grove LP Units who is subject to a deficit restoration obligation under Section 13.5 of the Grove OP Agreement elects pursuant to Section 1.7(b) of this Agreement to receive ERP Units in exchange for any portion of such Limited Partner's Grove LP Units, then such Limited Partner shall have the right to become an "Obligated Partner" (as such term is defined under the ERP Agreement) of ERP by delivery of written notice to ERP no later than the Election Deadline. Such written notice shall specify the "Restoration Amount" (as such term is defined under the ERP Agreement) for such Limited Partner, which amount shall not exceed such Limited Partner's "Protected Amount" (as such term is defined under the Grove OP Agreement) as determined immediately prior to the Partnership Merger Effective Time.

     5.16 TRANSFER OF GROVE LP UNITS. Grove, as general partner of Grove OP, hereby consents pursuant to the Grove OP Agreement to the transfer of Grove LP Units by New LLC subsequent to the Partnership Merger Effective Time to any Affiliate of EQR or ERP.

     5.17 TRANSFER OF GROVE CORP. SHARES. At the Closing, at the option of ERP, Grove shall cause the owners of Grove Corp. to transfer to such person or persons as ERP shall designate by written notice delivered to Grove prior to the Closing, all of the shares of Grove

Corp. owned by them, constituting all of the outstanding shares of Grove Corp., for an aggregate consideration of $1.00.

                                   ARTICLE 6
                                   ---------

                                  CONDITIONS
                                  ----------

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) GROVE APPROVALS. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Grove Approvals.

          (b) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

          (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

          (d) BLUE SKY LAWS. ERP shall have received all state securities or "blue sky" permits and other authorizations necessary to issue ERP Units to the Limited Partners.

     6.2 CONDITIONS TO OBLIGATIONS OF ERP. The obligations of ERP to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by ERP:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Grove and Grove OP set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and ERP shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Grove and Grove OP contained herein are so qualified) signed on behalf of Grove and Grove OP by the chief executive officer or the chief financial officer of Grove, in such capacity, to such effect. For the purposes of Section 6.2(a), the representations and warranties of Grove shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Grove Material Adverse Effect, PROVIDED, HOWEVER, that this sentence shall not apply to any beach of
Section 2.15 or Section 2.8.

          (b) PERFORMANCE OF OBLIGATIONS OF GROVE. Grove and Grove OP shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the earlier of the Company Merger Effective Time or Partnership Merger Effective Time, and ERP shall have received a certificate signed on behalf of Grove by the chief executive officer or the chief financial officer of Grove, in such capacity, to such effect.

          (c) MATERIAL ADVERSE CHANGE. Since March 31, 2000, there shall have been no Grove Material Adverse Change and ERP shall have received a certificate of the chief executive officer or chief financial officer of Grove, in such capacity, certifying to such effect.

          (d) OPINION OF MARYLAND COUNSEL. ERP and Grove shall have received the opinion of Maryland counsel reasonably satisfactory to Oak OP addressing the matters set forth in Exhibit "C" hereto.

          (e) OPINION RELATING TO REIT STATUS. ERP shall have received an opinion, dated as of the date of the Proxy Statement and the Closing Date, of Cummings & Lockwood reasonably satisfactory to ERP, that, commencing with its taxable year ended December 31, 1994, (A) Grove was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (B) Grove OP has been during and since 1997 and continues to be, treated for federal income tax purposes as a partnership, and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations and the Closing Agreement).

          (f) OPINION OF COUNSEL. ERP shall have received an opinion from Cummings & Lockwood or other counsel to Grove reasonably satisfactory to ERP dated the Closing Date in form and substance reasonably satisfactory to ERP addressing the matters set forth in Exhibit "D" hereto.

          (g) CONSENTS. Except as set forth on Schedule 6.2 to the Grove Disclosure Letter, all consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an ERP Material Adverse Effect or a Grove Material Adverse Effect.

          (h) CERTAIN FEES AND EXPENSES. The actual fees and expenses incurred in connection with the transactions contemplated by this Agreement shall not exceed (i) the aggregate estimate of all such fees and expenses, set forth on
Schedule 2.30 to the Grove Disclosure Letter, or (ii) to the extent specifically provided on Schedule 2.30, the estimates of the specific categories of fees and expenses, as set forth on such Schedule.

          (i) RETAIL PROPERTY SALE. The transactions contemplated by the Retail Sale Agreement shall have been consummated in accordance with the terms of such agreement.

          (j) CLOSING AGREEMENT AND COSTS. Grove shall have obtained the Closing Agreement; provided, however, that the Closing Agreement Costs shall not exceed $3.5 million without the prior written consent of ERP, which consent may be given in ERP's sole and absolute discretion. As used herein "Closing Agreement Costs" shall mean all Taxes, fees (including without limitation any fees for professional services), or other costs incurred by or imposed upon any of Grove, Grove OP, any Grove Subsidiary, EQR, ERP or any ERP Subsidiary, with respect to, or as a result of, obtaining the Closing Agreement and the matters to be addressed by the Closing Agreement ("Closing Agreement Costs")

     6.3 CONDITIONS TO OBLIGATIONS OF GROVE. The obligation of Grove and Grove OP to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by Grove:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ERP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Grove shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of ERP contained herein are so qualified) signed on behalf of ERP by the chief executive officer and the chief financial officer of EQR to such effect. For the purposes of this Section 6.3(a), the representations and warranties of ERP shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have an ERP Material Adverse Effect.

          (b) PERFORMANCE OF OBLIGATIONS OF ERP. ERP shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the earlier of the Company Merger Effective Time or the Partnership Merger Effective Time, and Grove shall have received a certificate of ERP signed on behalf of ERP by the chief executive officer or the chief financial officer of EQR, in such capacity, to such effect.

          (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no ERP Material Adverse Change and Grove shall have received a certificate of the chief executive officer or chief financial officer of ERP, in such capacity, certifying to such effect.

          (d) OPINION RELATING TO REIT STATUS. Grove shall have received an opinion, dated as of the date of the Proxy Statement and the Closing Date, of Piper Marbury Rudnick & Wolfe, reasonably satisfactory to Grove, that, commencing with its taxable year ended December 31, 1992, (A) EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (B) ERP has been during and since 1992 and continues to be, treated for federal income tax purposes as a partnership, and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (e) OPINION OF COUNSEL. Grove shall have received an opinion from Piper Marbury Rudnick & Wolfe or other counsel to ERP reasonably satisfactory to Grove dated the Closing Date in form and substance reasonably satisfactory to Grove addressing the matters set forth in Exhibit "E" hereto dated the Closing Date.

          (f) CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an ERP Material Adverse Effect or a Grove Material Adverse Effect.

          (g) CLOSING AGREEMENT. Grove shall have obtained, and delivered to ERP, the Closing Agreement. Under no circumstance shall Grove be obligated to obtain the Closing Agreement if the Closing Agreement Costs are in excess of $3.5 million, unless ERP agrees, in its sole and absolute discretion, to pay the amount of Closing Agreement Costs in excess of $3.5 million.

                                   ARTICLE 7
                                   ---------

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the acceptance of the Partnership Certificate of Merger by the Delaware Secretary, whether before or after the Grove Approvals are obtained:

          (a) by mutual written consent duly authorized by both the general partner of ERP and the Grove Board;

          (b) by ERP, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Grove or Grove OP set forth in this Agreement, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by March 31, 2001 (or as otherwise extended);

          (c) by Grove, upon a breach of any representation, warranty, covenant obligation or agreement on the part of ERP set forth in this Agreement, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by March 31, 2001 (or as otherwise extended);

          (d) by either ERP or Grove, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of either the Partnership Merger or Company Merger shall have become final and nonappealable;

          (e) by either ERP or Grove, if the Mergers shall not have been consummated before March 31, 2001; provided, that in the case of termination pursuant to this Section 7.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section and, provided further, that (i) if the Mergers shall not have been consummated solely due to the failure to receive any required lender, HUD or MHFA consents (as listed on Schedule 2.5 of the Grove Disclosure Letter), March 31, 2001 shall be automatically extended to May 31, 2001 and (ii) any termination of this Agreement resulting solely by reason of the failure to meet the condition set forth in (i) above shall be pursuant to this Section 7.1(e);

          (f) by either ERP or Grove if, upon a vote at a duly held Grove Shareholders Meeting or any adjournment thereof, the Grove Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

          (g) by either ERP or Grove if the Grove Partner Approvals shall not have been obtained as contemplated by Section 5.1;

          (h) by Grove, if prior to the Grove Shareholders Meeting or the Grove OP Partners Meeting, the Grove Board shall have withdrawn or modified its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; and

          (i) by ERP if (i) prior to the Grove Shareholders Meeting or the Grove OP Partners Meeting, the Grove Board shall have withdrawn or modified in any manner adverse to ERP its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or (ii) Grove shall have entered into a definitive agreement with respect to any Acquisition Proposal.

     7.2 CERTAIN FEES AND EXPENSES.

          (a) If this Agreement shall be terminated (i) pursuant to Section 7.1(h) or 7.1(i), then Grove will pay ERP (provided Grove was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below), or (ii) pursuant to Section 7.1(b), 7.1(f) or 7.1(g), then Grove will pay ERP (provided Grove was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Expense Fee (as defined below). If this Agreement shall be terminated by ERP or Grove pursuant to
Section 7.1(e) and Grove has not, at the time of such termination, (i) obtained and delivered to ERP the Closing Agreement in satisfaction of both Section 6.2(j) and Section 6.3(g) or (ii) caused to be delivered to ERP the legal opinion referenced in Section 6.2(e), then Grove will pay ERP an amount equal to the Expense Fee. If this Agreement shall be terminated pursuant to Section 7.1(c), then ERP will pay Grove (provided ERP was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination), an amount equal to the Expense Fee. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a), 7.1(c) or 7.1(e) (excluding any termination pursuant to Section 7.1(e) with respect to which Grove is obligated to pay ERP the Expense Fee)), and at the time of the termination of this Agreement an Acquisition Proposal has been received by Grove, and either prior to the termination of this Agreement or within twelve
(12) months thereafter Grove or any Grove Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Grove shall pay the Break-Up Fee to ERP, PROVIDED, HOWEVER, that for purposes of this sentence only,
(x) "Acquisition Proposal" shall not include a sale of Grove Properties to a single purchaser or related group of purchasers for a Purchase Price (as defined below) equal to or in excess of $158.6 million (an "Exempt Sale") and (y) ERP shall have a right of first offer for a period of thirty days (but no right of first refusal) with respect to the Grove Properties subject to the Exempt Sale. EQR shall communicate its offer with respect to a proposed Exempt Sale within thirty days of its receipt of notice that (i) Grove desires to sell certain Grove Properties which sale, if consummated, would constitute an Exempt Sale (an "Offer to Sell") or (ii) Grove has received a bona fide offer to purchase certain Grove Properties which sale, if consummated, would constitute an Exempt Sale (an "Offer to Purchase"). Grove shall provide notice to ERP of an Offer to Sell or Offer to Purchase as soon as practicable (but in all cases within three
(3) days) following its decision to undertake an Offer to Sell or its receipt of an Offer to Purchase, as the case may be. In the case of an Offer to Sell, (i) if Grove does not accept ERP's offer with respect to such proposed


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


Exempt Sale, Grove shall be prohibited from consummating such proposed Exempt Sale with any other Person or Persons at a price or on other terms equal to or less than that offered by ERP and (ii) in the event ERP does not make an offer with respect to such proposed Exempt Sale within the time period prescribed herein, Grove shall be free to consummate such proposed Exempt Sale with any Person or Persons. In the case of an Offer to Purchase, (i) if ERP's offer with respect to such proposed Exempt Sale shall (x) equal or exceed the value of the Offer to Purchase and (y) contain substantially equivalent terms in other respects, Grove shall be bound to consummate the Exempt Sale with ERP as soon as practicable in accordance with such offer, (ii) EQR shall have the right to consummate such proposed Exempt Sale with Grove on substantially the same terms as the Offer to Purchase and (iii) in the event that ERP makes an offer which is declined by Grove, Grove must consummate the Exempt Sale with the Person or Persons making the Offer to Purchase, on better terms than the declined ERP offer, within six months of Grove's refusal of such ERP offer. For purposes of this Section 7.2 "Purchase Price" shall include the value of the consideration paid for the Grove Properties, including the value of any direct or indirect debt assumed, retired or released in connection with the Exempt Sale. Any amounts to be paid by the purchaser contingent upon future events, if any, shall be estimated in a manner to be mutually agreed upon by the parties hereto. All communications with respect to an Exempt Sale shall be in accordance with
Section 8.2.

          (b) The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by ERP as a result of the failure of the Mergers to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by Grove to ERP, or the Expense Fee shall be paid by Grove to ERP or ERP to Grove (as applicable), in immediately available funds within fifteen (15) days after the date of the event giving rise to the obligation to make such payment occurred.

          (c) As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $8,500,000 plus the Expense Fee (the "Base Amount") and
(ii) the sum of (A) the maximum amount that can be paid to ERP without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to ERP, and (B) in the event ERP receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that ERP has received a ruling from the IRS holding that ERP's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by ERP of the excess of the Base Amount over the amount payable in clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that ERP determines, in its absolute and sole discretion, that it is not able to receive the full Base Amount, Grove shall place the unpaid amount in escrow and shall not release any portion thereof to ERP unless and until Grove receives any one or combination of the following: (i) a letter from ERP's independent accountants indicating the maximum amount that can be paid at that time to ERP without causing ERP to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event Grove shall pay to ERP the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in
(i) above. Grove's obligation to pay any unpaid portion
of the Break-Up Fee shall terminate three years from the date of this Agreement. The "Expense Fee" payable to ERP or Grove, as the case may be (the "Recipient"), shall be an amount equal to the least of (i) $2,000,000, (ii) the Recipient's documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (iii) the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break-Up Fee Tax Opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the Expense Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Recipient of the excess of the Expense Fee over the amount payable under clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee less the amount payable under clause (A) above. In the event that the Recipient is not able to receive the full Expense Fee, the Payor (as defined below) shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives any one or combination of the following: (i) a letter from the Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Recipient without causing the Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Payor shall pay to the Recipient the lesser of the unpaid Expense Fee or the maximum amount stated in the letter referred to in (i) above. The obligation of ERP or Grove, as applicable ("Payor"), to pay any unpaid portion of the Expense Fee shall terminate three years from the date of this Agreement.

     7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Grove or ERP as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ERP, Grove or Grove OP, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8; provided that (a) if this Agreement is terminated by ERP pursuant to Section 7.1(b), Grove shall not be entitled to any of the benefits of Section 7.2, or (b) if this Agreement is terminated by Grove pursuant to Section 7.1(c), ERP shall not be entitled to any of the benefits of
Section  7.2.

     7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of the general partner of ERP and the Grove Board at any time before or after the Grove Approvals are obtained and prior to the filing of the Company Articles of Merger or Partnership Certificate of Merger; provided, however, that, after the Grove Approvals are obtained, no such amendment, modification or supplement shall be made which changes the amount or type of consideration to be received by the shareholders of Grove or partners of Grove OP or which by law requires the further approval of the shareholders of Grove or partners of Grove OP without obtaining such further approval.

     7.5 EXTENSION; WAIVER. At any time prior to the earlier of the Company Merger Effective Time or Partnership Merger Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8
                                   ---------

                              GENERAL PROVISIONS
                              ------------------

     8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement solely to confirm the representations and warranties in this Agreement shall survive the Company Merger Effective Time or Partnership Merger Effective Time, as the case may be. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Times.

     8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a) if to ERP, to:                ERP Operating Limited Partnership
                                          Two North Riverside Plaza, Suite 400
                                          Chicago, Illinois  60606
                                          Attention:  Bruce C. Strohm
                                          Fax No.:    (312) 454-0039

            with a copy to:               Piper Marbury Rudnick & Wolfe
                                          203 North LaSalle Street, Suite 1800
                                          Chicago, Illinois 60601-1293
                                          Attention:  Errol R. Halperin, Esq.
                                          Fax No.     (312) 236-7516

        (b) if to Grove or Grove OP, to:  Grove Property Trust
                                          598 Asylum Avenue
                                          Hartford, Connecticut 06105
                                          Attention:  Joseph R. LaBrosse
                                          Fax No.:    (860) 527-0401

            with a copy to:               Cummings & Lockwood
                                          Four Stamford Plaza
                                          Stamford, Connecticut 06904
                                          Attention:  Michael J. Hinton, Esq.
                                          Fax No.:    (203) 351-4535

All notices shall be deemed given only when actually received.

     8.3 INTERPRETATION. All references made herein to any party shall include any predecessor to such party. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4   COUNTERPARTS.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Grove Disclosure Letter, the ERP Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Mergers, including, without limitation, the executed documents the forms of which are included in the Grove Disclosure Letter or are otherwise specifically referred to herein, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in
Section 5.7 and Section 5.8 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the trust managers of Grove who had been trust managers of Grove prior to the Company Merger Effective Time.

     8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Illinois or Connecticut or in any Illinois or Connecticut State court located in Illinois or Connecticut, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the

State of Illinois or Connecticut or any Illinois or Connecticut State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.10 NON-RECOURSE TO TRUSTEES, TRUST MANAGERS AND OFFICERS.

          (a) This Agreement and all documents, certificates, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of Grove (both in its individual capacity and in its capacity as general partner of Grove OP) by the undersigned in his capacity as a trust manager or officer of Grove, which has been formed as a Maryland real estate investment trust pursuant to its Third Amended and Restated Declaration of Trust dated as of March 14, 1997, as amended, and not individually, and neither the trust managers, officers nor shareholders of Grove shall be personally bound or have any personal liability hereunder. ERP shall look solely to the assets of Grove for satisfaction of any liability of Grove with respect to this Agreement and any other agreements to which it is a party. ERP will not seek recourse or commence any action against any of the shareholders of Grove or any of their personal assets, and will not commence any action for money judgments against any of the trust managers or officers of Grove or seek recourse against any of their personal assets, for the performance or payment of any obligation of Grove hereunder or thereunder.

          (b) This Agreement and all documents, certificates, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of ERP by the undersigned in his capacity as a trustee or officer of EQR, the sole general partner of ERP, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of EQR dated as of November 2, 1992, as amended and restated, and not individually, and neither the trustees, officers nor equity holders of EQR or ERP shall be personally bound or have any personal liability hereunder. Grove shall look solely to the assets of ERP for satisfaction of any liability of ERP with respect to this Agreement and any other agreements to which it is a party. Grove will not seek recourse or commence any action against any of the equity holders of ERP or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of EQR or seek recourse against any of their personal assets, for the performance or payment of any obligation of ERP hereunder or thereunder.

IN WITNESS WHEREOF, ERP, Grove and Grove OP have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Equity Residential Properties Trust
                                   Its:  General Partner

                              By: /s/ BRUCE C. STROHM
                                  ---------------------------------------------
                                   Name: Bruce C. Strohm
                                        ---------------------------------------
                                   Title: Executive Vice President
                                         --------------------------------------


                              GROVE PROPERTY TRUST, a Maryland real estate investment trust

                              By: /s/ JOSEPH R. LaBROSSE
                                 ----------------------------------------------
                                  Name: Joseph LaBrosse
                                       ----------------------------------------
                                  Title: Chief Financial Officer
                                        ---------------------------------------


                              GROVE OPERATING, L.P., a Delaware limited
                                partnership

                              By:   Grove Property Trust
                              Its:  General Partner

                              By: /s/ JOSEPH R. LaBROSSE
                                  ---------------------------------------------
                                   Name: Joseph LaBrosse
                                        ---------------------------------------
                                   Title: Chief Financial Officer
                                         --------------------------------------



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